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                                CREDIT AGREEMENT

                          Dated as of October 15, 1999

                                      among

                           CREDIT STORE CAPITAL CORP.,

                                  as Borrower,

                             THE CREDIT STORE, INC.,

                                  as Servicer,

                          THE LENDERS SIGNATORY HERETO

                               FROM TIME TO TIME,

                                   as Lenders,

                                       and

                      GENERAL ELECTRIC CAPITAL CORPORATION,

                               as Agent and Lender


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                                TABLE OF CONTENTS

                                                                                                        Page

1. AMOUNT AND TERMS OF CREDIT...........................................................................  1
         1.1. Revolving Credit Facility.................................................................  1
         1.2. Revolving Notes...........................................................................  2
         1.3. Prepayments...............................................................................  2
         1.4. Use of Proceeds...........................................................................  3
         1.5. Interest and Applicable Margins...........................................................  3
         1.6. Eligible Accounts.........................................................................  4
         1.7. Cash Management Systems...................................................................  5
         1.8. Fees......................................................................................  5
         1.9. Receipt of Payments.......................................................................  6
         1.10. Application and Allocation of Payments...................................................  7
         1.11. Loan Account and Accounting..............................................................  7
         1.12. Indemnity................................................................................  8
         1.13. Access...................................................................................  8
         1.14. Taxes....................................................................................  9
         1.15. Single Loan.............................................................................. 10
         1.16. Servicer not an Obligor.................................................................. 10
2. CONDITIONS PRECEDENT................................................................................. 10
         2.1. Conditions to the Initial Loans........................................................... 10
         2.2. Further Conditions to Each Revolving Loan................................................. 12
3. REPRESENTATIONS AND WARRANTIES....................................................................... 13
         3.1. Corporate Existence; Compliance with Law.................................................. 13
         3.2. Executive Offices, Collateral Locations, FEIN............................................. 14
         3.3. Corporate Power, Authorization, Enforceable Obligations................................... 14
         3.4. Financial Statements and Projections...................................................... 14
         3.5. Material Adverse Effect................................................................... 15
         3.6. Ownership of Property; Liens.............................................................. 16
         3.7. Labor Matters............................................................................. 16
         3.8. Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness................. 16
         3.9. Government Regulation..................................................................... 16
         3.10. Margin Regulations....................................................................... 17
         3.11. Taxes.................................................................................... 17
         3.12. ERISA.................................................................................... 17
         3.13. No Litigation............................................................................ 18
         3.14. Brokers.................................................................................. 18
         3.15. Intellectual Property.................................................................... 18
         3.16. Full Disclosure.......................................................................... 18
         3.17. Environmental Matters.................................................................... 19

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
         3.18. Insurance................................................................................ 19
         3.19. Deposit and Disbursement Accounts........................................................ 19
         3.20. Agreements and Other Documents........................................................... 19
         3.21. Solvency................................................................................. 19
         3.22. Year 2000 Representations................................................................ 19
4. FINANCIAL STATEMENTS AND INFORMATION..................................................................20
         4.1. Reports and Notices....................................................................... 20
         4.2. Communication with Accountants............................................................ 20
5. AFFIRMATIVE COVENANTS................................................................................ 20
         5.1. Maintenance of Existence and Conduct of Business.......................................... 20
         5.2. Payment of Obligations.................................................................... 20
         5.3. Books and Records......................................................................... 21
         5.4. Insurance; Damage to or Destruction of Collateral......................................... 21
         5.5. Compliance with Laws...................................................................... 22
         5.6. Supplemental Disclosure................................................................... 22
         5.7. Intentionally Omitted..................................................................... 22
         5.8. Composition of the Borrower's Board....................................................... 22
         5.9. Compensation of Employees, Agents, and Consultants; Limitation on Agency.................. 22
         5.10. Servicing; Fees.......................................................................... 23
         5.11. Expenses................................................................................. 23
         5.12. Mailing Address.......................................................................... 23
         5.13. Books and Records........................................................................ 23
         5.14. Financial Statements..................................................................... 23
         5.15. Holding of Funds and Assets.............................................................. 23
         5.16. Insurance................................................................................ 24
         5.17. Separate Legal Entities.................................................................. 24
         5.18. Arm's Length Relationships............................................................... 24
         5.19. Servicing Arrangement.................................................................... 24
         5.20. Further Assurances....................................................................... 24
6. NEGATIVE COVENANTS................................................................................... 24
         6.1. Mergers, Subsidiaries, Etc................................................................ 24
         6.2. Investments; Loans and Revolving Credit Advances.......................................... 25
         6.3. Indebtedness.............................................................................. 25
         6.4. Affiliate Transactions.................................................................... 25
         6.5. Capital Structure and Business............................................................ 25
         6.6. Guaranteed Indebtedness and Contractual Liabilities....................................... 26
         6.7. Liens..................................................................................... 26
         6.8. Sale of Assets............................................................................ 26
         6.9. Purchases of Assets....................................................................... 26
         6.10. ERISA.................................................................................... 26
         6.11. Financial Covenants...................................................................... 27

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
         6.12. Restricted Payments...................................................................... 27
         6.13. Change of Corporate Name or Location; Change of Fiscal Year.............................. 27
         6.14. No Speculative Transactions.............................................................. 27
         6.15. Leases................................................................................... 27
         6.16. Changes Relating to Other Key Agreements................................................. 28
         6.17. Sale Characterization.................................................................... 28
         6.18. Commingling.............................................................................. 28
         6.19. Prohibited Transactions.................................................................. 28
         6.20. Purchase of Accounts..................................................................... 28
7. TERM ................................................................................................ 28
         7.1. Termination............................................................................... 28
         7.2. Survival of Obligations Upon Termination of Financing Arrangements........................ 29
8. EVENTS OF DEFAULT; RIGHTS AND REMEDIES............................................................... 29
         8.1. Events of Default......................................................................... 29
         8.2. Remedies.................................................................................. 32
         8.3. Waivers and Agreements by Borrower and Servicer........................................... 32
9. ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT.................................................. 33
         9.1. Assignment and Participations............................................................. 33
         9.2. Appointment of Agent...................................................................... 34
         9.3. Agent's Reliance, Etc..................................................................... 35
         9.4. GE Capital and Affiliates................................................................. 36
         9.5. Lender Credit Decision.................................................................... 36
         9.6. Indemnification........................................................................... 36
         9.7. Successor Agent........................................................................... 37
         9.8. Setoff and Sharing of Payments............................................................ 37
         9.9. Revolving Credit Advances; Payments; Non-Funding Lenders;
               Information; Actions in Concert.......................................................... 38
10. SUCCESSORS AND ASSIGNS.............................................................................. 40
         10.1. Successors and Assigns................................................................... 40
11. MISCELLANEOUS....................................................................................... 41
         11.1. Complete Agreement; Modification of Agreement............................................ 41
         11.2. Amendments and Waivers................................................................... 41
         11.3. Fees and Expenses........................................................................ 43
         11.4. No Waiver................................................................................ 44
         11.5. Remedies................................................................................. 44
         11.6. Severability............................................................................. 44
         11.7. Conflict of Terms........................................................................ 44
         11.8. Confidentiality.......................................................................... 45

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
         11.9. GOVERNING LAW............................................................................ 45
         11.10. Notices................................................................................. 46
         11.11. Section Titles.......................................................................... 46
         11.12. Counterparts............................................................................ 46
         11.13. WAIVER OF JURY TRIAL.................................................................... 47
         11.14. Press Releases; Etc..................................................................... 47
         11.15. Reinstatement........................................................................... 47
         11.16. Advice of Counsel....................................................................... 48
         11.17. No Strict Construction.................................................................. 48

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                               INDEX OF APPENDICES


Annex A (Recitals)          -  Definitions
Annex B (Section 5.19)      -  Servicing Arrangement
Annex C (Section 1.8)       -  Cash Management System
Annex D (Section 2.1(a))    -  Closing Checklist
Annex E (Section 4.1(a))    -  Financial Statements and Projections - Reporting
Annex F (Section 4.1(b))    -  Collateral Reports
Annex G (Section 6.10)      -  Financial Covenants
Annex H (Section 9.9(a))    -  Lenders' Wire Transfer Information
Annex I (Section 11.10)     -  Notice AddressesAnnex J (from Annex A-
    Commitments definition) -  Commitments as of Closing Date

Exhibit 1.1(a)(i)           -  Form of Notice of Revolving Credit Advance
Exhibit 1.1(a)(ii)          -  Form of Revolving Note
Exhibit 4.1(b)              -  Form of Borrowing Base Certificate
Exhibit 9.1(a)              -  Form of Assignment Agreement
Exhibit A-1                 -  Form of Forward Purchase Agreement
Exhibit A-2                 -  Form of Collateral Assignment of Forward Purchase
                               Agreement
Exhibit B                   -  Form of Control Letter
Disclosure Schedule  1.1    -  Agent's Representatives
Disclosure Schedule  1.4    -  Sources and Uses; Funds Flow Memorandum
Disclosure Schedule  3.7    -  Labor Matters
Disclosure Schedule  3.11   -  Tax Matters
Disclosure Schedule  3.13   -  Litigation
Disclosure Schedule  3.18   -  Insurance
Disclosure Schedule  5.4    -  Required Insurance

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                 This CREDIT AGREEMENT (this "Agreement"), dated as of October
15, 1999 among CREDIT STORE CAPITAL CORP., a Delaware corporation ("Borrower"); THE CREDIT STORE, INC., a Delaware corporation, in its capacity as Servicer; GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation (in its individual capacity, "GE Capital"), for itself, as Lender, and as Agent for Lenders, and the other Lenders signatory hereto from time to time.

                                    RECITALS

                  WHEREAS, Borrower has requested that Lenders extend a revolving credit facility to Borrower of up to SEVENTEEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($17,500,000) in the aggregate for the purpose of (a) financing Borrower's purchases of Eligible Accounts and (b) providing funds for certain fees and expenses in connection with the transactions contemplated hereby; and for these purposes, Lenders are willing to make certain loans and other extensions of credit to Borrower of up to such amount upon the terms and conditions set forth herein; and

                  WHEREAS, Borrower has agreed to secure all of its obligations under the Loan Documents by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon all of its existing and after-acquired personal property.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.       AMOUNT AND TERMS OF CREDIT

                  1.1. Revolving Credit Facility. Subject to the terms and conditions hereof, each Lender agrees to make available to Borrower from time to time until the Commitment Termination Date its Pro Rata Share of advances (each, a "Revolving Credit Advance"). The Pro Rata Share of the Revolving Loan of any Lender shall not at any time exceed its separate Commitment. The obligations of each Lender hereunder shall be several and not joint. The aggregate amount of Revolving Credit Advances outstanding shall not exceed at any time the lesser of
(A) the Maximum Amount and (B) the Borrowing Base ("Borrowing Availability"). Borrowing Availability may be further reduced by Reserves imposed by Agent in its reasonable credit judgment upon notice to Borrower. Until the Commitment Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 1.1(a). Each Revolving Credit Advance shall be made on notice by Borrower to one of the representatives of Agent identified in Schedule 1.1 at the address specified therein. Those notices must be given no later than 11:00 a.m. (Chicago time) five (5) Business Days prior to the Business Day of the proposed Revolving Credit Advance if such Revolving Credit Advance is being used to purchase Accounts, and no later than 11:00 a.m. (Chicago time) one (1) Business Day of the proposed Revolving Credit Advance if such Revolving Credit Advance is not being used to purchase Accounts. Each such notice (a "Notice of Revolving Credit Advance") must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 1.1(a)(i),

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and shall include the information required in such Exhibit and such other information as may be required by Agent.

                  Capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A and, for purposes of this Agreement, the rules of construction set forth in Annex A shall govern. All Annexes, Disclosure Schedules, Exhibits and other attachments (collectively, "Appendices") hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement.

                  1.2. Revolving Notes. Borrower shall execute and deliver to each Lender a note to evidence the Commitment of that Lender. Each note shall be in the principal amount of the Commitment of the applicable Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(a)(ii) (each a "Revolving Note" and, collectively, the "Revolving Notes"). Each Revolving Note shall represent the obligation of Borrower to pay the amount of Lender's Commitment or, if less, such Lender's Pro Rata Share of the aggregate unpaid principal amount of all Revolving Credit Advances to Borrower together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the Revolving Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.

                  1.3.     Prepayments.

                  (a) Prepayments Upon Voluntary Termination of Commitment. Borrower may at any time on at least ten (10) days' prior written notice to Agent terminate the Commitment; provided that upon such termination, the Revolving Loan and other Obligations shall be immediately due and payable in full. Any such voluntary prepayment and any such termination of the Commitment must be accompanied by the payment of the Fee required by Section 1.8(c), if any. Upon any such prepayment and termination of the Commitment, Borrower's right to request Revolving Credit Advances shall simultaneously be terminated.

                  (b)      Mandatory Prepayments.

                           (i) If at any time the outstanding balance of the Revolving Loan exceeds the lesser of (A) the Maximum Amount and (B) the Borrowing Base, Borrower shall immediately repay the aggregate outstanding Revolving Credit Advances to the extent required to eliminate such excess.

                           (ii) Immediately upon receipt by Borrower of proceeds of any sale or other disposition of assets, Borrower shall deposit an amount equal to all such proceeds, net of commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by Borrower in connection therewith (in each case, paid to non-Affiliates) into the Blocked Account to be applied in accordance with Section 1.10.

                                       2

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                  (c) The Commitment shall not be permanently reduced by any prepayments under Section 1.3(b).

                  (d) Nothing in this Section 1.3 shall be construed to constitute Agent's or any Lender's consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

                  1.4. Use of Proceeds. Borrower shall utilize the proceeds of the Revolving Loan solely to fund purchases of Unconverted Accounts and to pay related fees and expenses, to pay the Servicing Fee, accountants' fees and the expenses related to sales of Accounts to parties other than Servicer and to make payments to Servicer as permitted by Section 6.12; provided, however, that Borrower may use the proceeds of the initial Revolving Credit Advance to repay in part the principal balance of the promissory note in the amount of $3,534,419.02 dated as of October 1, 1999 owing by Borrower to Servicer (the "Seller Note") and may use the proceeds of subsequent Revolving Credit Advances to pay the remaining principal balance of, and interest on, such note. Disclosure Schedule (1.4) contains a description of Borrower's sources and uses of funds as of the Closing Date, including the Revolving Credit Advances to be made or incurred on that date.

                  1.5.     Interest and Applicable Margins.

                  (a) Borrower shall pay interest to Agent, for the ratable benefit of Lenders in arrears on each applicable Interest Payment Date at the Index Rate plus 2.50% per annum.

                  (b) If any payment on the Revolving Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

                  (c) All computations of Fees calculated on a per annum basis and interest shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable. The Index Rate shall be determined each day based upon the Index Rate as in effect each day. Each determination by Agent of an interest rate and Fees hereunder shall be presumed conclusive, absent demonstrable error.

                  (d) So long as an Event of Default has occurred and is continuing under Section 8.1(a), (h) or (i), or so long as any other Event of Default has occurred and is continuing and at the election of Agent (or upon the written request of Requisite Lenders) confirmed by written notice from Agent to Borrower, the interest rates applicable to the Revolving Loan shall be increased by two percentage points (2%) per annum above the rates of interest otherwise applicable hereunder ("Default Rate"), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand.

                                       3

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                  (e) Notwithstanding anything to the contrary set forth in this
Section 1.5, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the "Maximum Lawful Rate"), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum
Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 1.5(a) through (d), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 1.5(e), a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in Section 1.10 and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

                  1.6. Eligible Accounts. All of the Accounts owned by Borrower and reflected in the most recent Borrowing Base Certificate delivered by Borrower to Agent shall be "Eligible Accounts" for purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies. Agent shall have the right to establish, modify or eliminate Reserves against Eligible Accounts from time to time in its reasonable credit judgment. In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below, to establish new criteria and to adjust advance rates with respect to Eligible Accounts, in its reasonable credit judgment. Eligible Accounts shall not include any Account:

                  (a) if the Account Debtor is the subject of a petition under the Bankruptcy Code or has made an assignment for the benefit of creditors;

                  (b) if the Account has been previously discharged under the Bankruptcy Code;

                  (c)      if the Account Debtor is deceased;

                  (d)      if the Account has been satisfied;

                  (e) if the Account Debtor has been released from liability with respect to the Account;

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

                  (f)      if the Account is evidenced by a judgment;

                  (g) if any suit or claim by or on behalf of the Account Debtor is pending or threatened regarding such Account;

                  (h) if the Face Amount of such Account is less than $300 or more than $8,000;

                  (i) that is not a legal, valid and binding obligation of the Account Debtor, subject only to statute of limitations' defenses;

                  (j) if any defense, counterclaim, setoff or dispute has been asserted in writing as to such Account;

                  (k) that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold or services rendered to or money borrowed by, the applicable Account Debtor;

                  (l) (i) good and marketable title to which is not owned by Borrower or (ii) that is subject to any right, claim, security interest or other interest of any other Person (including obligations to collection agencies or attorneys), other than Liens in favor of Agent, on behalf of itself and Lenders;

                  (m)      that is a Converted Account; or

                  (n) except for the initial portfolio purchased by Borrower on the Closing Date, that was owned by Servicer for 120 days or more prior to being purchased by Borrower, unless Agent shall otherwise agree.

                  Not more than 50% of all Eligible Accounts shall consist of Chattel Paper or Instruments not in the possession of Borrower.

                  Eligible Accounts shall be included in the Borrowing Base only up to their respective Face Amounts.

                  1.7. Cash Management Systems. On or prior to the Closing Date, Borrower will establish and will maintain until the Termination Date, the cash management systems described in Annex C (the "Cash Management Systems").

                  1.8.     Fees.

                  (a) Borrower shall pay to Agent a closing fee in the amount of $137,250 on the date hereof.

                  (b) As additional compensation for the Lenders, Borrower shall pay to Agent, for the ratable benefit of such Lenders, in arrears, on the first Business Day of each month, a fee for Borrower's non-use of available funds in an amount equal to one half of one percent (0.5%) per annum (calculated on the basis of a 360 day year for actual days elapsed) multiplied by the difference between (x) the Maximum Amount and
(y) the greater of (i) the Minimum Amount and (ii) the average for the period of the daily closing balance of the Revolving Loan outstanding during the preceding calendar month, commencing December 1, 1999 and continuing until the Commitment Termination Date; provided, that the December 1, 1999 payment shall include all such fees accrued from October 15, 1999 through November 30, 1999 and thereafter each monthly payment shall be for such monthly fees accrued during the preceding calendar month.

                  (c) If Borrower terminates the Commitment pursuant to Section 1.3(a), whether before or after acceleration of the Obligations, Borrower shall pay to Agent, for the benefit of Lenders as liquidated damages and compensation for the costs of being prepared to make funds available hereunder an amount equal to the Applicable Percentage (as defined below) multiplied by the Commitment; provided, however, that Borrower shall have the right to terminate the Commitment without premium or penalty from April 30, 2000 to May 15, 2000, provided that (i) Agent has not approved an aggregate $10,000,000 face amount of Forward Purchase Agreements on or before April 15, 2000; and (ii) Borrower provides written notice of intent to terminate the Commitment no earlier than April 15, 2000 and no later than April 30, 2000. As used herein, the term "Applicable Percentage" shall mean (x) three percent (3.0%), in the case of a termination of the Commitment pursuant to Section 1.3(a) on or prior to the first anniversary of the Closing Date, (y) two percent (2.0%), in the case of a termination of the Commitment pursuant to Section 1.3(a) after the first anniversary of the Closing Date but on or prior to the second anniversary thereof, and (z) one percent (1.0%), in the case of a termination of the Commitment pursuant to Section 1.3(a) after the second anniversary of the Closing Date but on or prior to the date that is 60 days before the third anniversary of the Closing Date.

                  (d) Borrower shall pay to Agent for the ratable benefit of Lenders a monthly fee (the "Monthly Fee") on the first Business Day of each month, in arrears, commencing December 1, 1999 and continuing until the Commitment Termination Date; provided, that the December 1, 1999 payment shall include all Monthly Fees accrued from October 15, 1999 through November 30, 1999 and thereafter each monthly payment shall be for the monthly Fees accrued during the preceding calendar month. The Monthly Fee will equal (x) the difference (expressed as a percentage) each day during the preceding calendar month between the Index Rate plus 2.5% per annum and the Commercial Paper Rate per annum, multiplied by (y) the applicable Minimum Amount less the average of the actual outstanding principal balance of the Revolving Loan as of the close of business on each day during the three preceding calendar months (but not less than zero).

                  (e) Borrower shall pay to Agent a collateral monitoring fee of $100,000, annually in advance, on the Closing Date and on each anniversary of the Closing Date until the Commitment Termination Date.

                  1.9. Receipt of Payments. Borrower shall make each payment under this Agreement not later than 1:00 p.m. (Chicago time) on the day when due in immediately available funds in Dollars to the Collection Account. Solely for purposes of computing interest on the Revolving Loan as of any date, all payments shall be deemed received on the second day after Agent's receipt of immediately available funds therefor in the Collection Account prior to 1:00 p.m. Chicago time. Payments received after 1:00 p.m. Chicago time on any Business Day shall be deemed to have been received on the following Business Day.

                  1.10.    Application and Allocation of Payments.

                  (a) The Agent shall apply or disburse funds received in the Collection Account with respect to the Borrower pursuant to the Loan Documents in the following priority: (i) to the accrued and unpaid Servicing Fee, (ii) to interest and any unpaid principal on the Seller Note (iii) to Fees and Agent's expenses due under this Agreement or the Collateral Documents, (iv) to interest then due and payable on the Revolving Credit Advances, (v) to the outstanding principal balance of the Revolving Credit Advances until the same has been paid in full, (vi) to all other Obligations, and (vii) to the Disbursement Account; provided that all payments under any Forward Purchase Agreement shall be applied or disbursed in the following priority: (i) to the accrued and unpaid Servicing Fee, (ii) to Fees and Agent's expenses due under this Agreement or the Collateral Documents, (iii) to interest then due and payable on the Revolving Credit Advances, (iv) to the outstanding principal balance of the Revolving Credit Advances until the same has been paid in full, (v) to all other Obligations, (vi) to interest and any unpaid principal on the Seller Note and
(vii) to the Disbursement Account. All payments and prepayments applied to the Revolving Loan shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share.

                  (b) Agent is authorized to, and at its sole election may, charge to the Revolving Loan balance on behalf of Borrower and cause to be paid all Fees, expenses, Charges, costs (including insurance premiums in accordance with Section 5.4(a)) and interest owing by Borrower under this Agreement or any of the other Loan Documents if and to the extent Borrower fails to pay promptly any such amounts as and when due, even if such charges would cause the aggregate balance of the Revolving Loan to exceed Borrowing Availability. At Agent's option and to the extent permitted by law, any charges so made shall constitute part of the Revolving Loan hereunder.

                  1.11. Loan Account and Accounting. Agent shall maintain a loan account (the "Loan Account") on its books to record: Revolving Credit Advances, all payments made by Borrower, and all other debits and credits as provided in this Agreement with respect to the Revolving Loan or any other Obligations. All entries in the Loan Account shall be made in accordance with Agent's customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent's most recent printout or other written statement, shall be presumptive evidence, subject to rebuttal, of the amounts due and owing to Agent and Lenders by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower's duty to pay the Obligations. Agent shall render to Borrower a monthly accounting of transactions with respect to the Revolving Loan setting forth the balance of the Loan Account. Unless Borrower notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within sixty (60) days after the date thereof, each and every such accounting shall, absent manifest error, be deemed final, binding and conclusive on Borrower in all respects as to all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrower. Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

                  1.12. Indemnity. The Borrower shall indemnify and hold harmless each of Agent, Lenders and their respective Affiliates, and each such Person's respective officers, directors, employees, attorneys, agents and representatives (each, an "Indemnified Person"), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys' fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, "Indemnified Liabilities"); provided, that the Borrower shall not be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that Indemnified Person's gross negligence or willful misconduct. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

                  1.13. Access. Each of Borrower and Servicer shall, during normal business hours, from time to time upon one (1) Business Day's prior notice as frequently as Agent determines to be appropriate: (a) provide Agent and any of its officers, employees and agents access to its respective properties, facilities, advisors and employees (including officers) and to the Collateral, (b) permit Agent, and any of its officers, employees and agents, to inspect, audit and make extracts from its respective books and records relating to the Borrower or to the Collateral or the servicing thereof, and (c) permit Agent, and its officers, employees and agents, to inspect, review, evaluate and make test verifications of the Accounts. If a Default or Event of Default has occurred and is continuing or if access is necessary to preserve or protect the Collateral as determined by the Agent, each of Borrower and Servicer shall provide such access to Agent and to each Lender at all times and without advance notice. Each of Borrower and Servicer shall make available to Agent and its counsel, as quickly as is possible under the circumstances, originals or copies of all books and records that Agent may reasonably request regarding the Collateral. Each of Borrower and Servicer shall deliver any document or instrument necessary for Agent, as it may from time to time reasonably request, to obtain relevant records from any service bureau or other Person that maintains records for Borrower or Servicer, and shall maintain normal and customary backup records on media, including computer tapes and discs owned by Borrower or Servicer. Agent will give Lenders at least ten (10) days' prior written notice of regularly scheduled audits. Representatives of other Lenders may accompany Agent's representatives on regularly scheduled audits at no charge to Borrower. Borrower agrees to promptly reimburse Agent for all reasonable out-of-pocket expenses incurred in connection with up to four audits per fiscal year and the allocated internal costs of its auditors at a cost of $600 per auditor per day; provided, that such limitations shall not apply if an Event of Default has occurred and is continuing.

                  1.14.    Taxes.

                  (a) Any and all payments by Borrower hereunder or under the Notes shall be made, in accordance with this Section 1.14, free and clear of and without deduction for any and all present or future Taxes. If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Notes, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.14) Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of Taxes, Borrower shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof.

                  (b) Borrower shall indemnify and, within ten (10) days of demand therefor, pay Agent and each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.14) paid by Agent or such Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

                  If any Lender receives a refund in respect of Taxes as to which it has been indemnified by Borrower pursuant to this Section 1.14, it shall promptly pay such refund to Borrower.

                  (c) Each Lender organized under the laws of a jurisdiction outside the United States (a "Foreign Lender") as to which payments to be made under this Agreement or under the Notes are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Borrower and Agent a properly completed and executed IRS Form 4224 or Form 1001 or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign Lender's entitlement to such exemption (a "Certificate of Exemption"). Any foreign Person that seeks to become a Lender under this Agreement shall provide a Certificate of Exemption to Borrower and Agent prior to becoming a Lender hereunder. No foreign Person may become a Lender hereunder if such Person fails to deliver a

Certificate of Exemption. Borrower shall not be liable for any taxes owing by a foreign Lender because such Lender failed to file the appropriate form with the IRS.

                  1.15. Single Loan. All of the Obligations of Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of Borrower secured, until the Termination Date, by all of the Collateral.

                  1.16. Servicer not an Obligor. Servicer shall have no duty to pay any of the Obligations, except that it shall have a duty to turn over to Borrower proceeds of all Collateral received by it. Each Lender acknowledges that it is relying solely on the Borrower and the Collateral for repayment of the Revolving Credit Advances and not on the creditworthiness of The Credit Store, Inc., except for its obligations as Servicer hereunder and its obligations under the Account Purchase Agreement to repurchase certain Accounts in the event of certain breaches of representations and warranties therein.

2.       CONDITIONS PRECEDENT

                  2.1. Conditions to the Initial Loans. No Lender shall be obligated to make any Revolving Credit Advance on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner satisfactory to Agent, or waived in writing by Agent and Lenders:

                  (a) Credit Agreement; Loan Documents. This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrower, Servicer, Agent and Lenders; and Agent shall have received such documents, instruments, agreements and legal opinions as Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Closing Checklist attached hereto as Annex D, each in form and substance satisfactory to Agent.

                  (b) Bankruptcy Remote. Borrower shall have been incorporated as a bankruptcy remote Subsidiary of Servicer with such board composition, charter provisions, and other safeguards as Agent may reasonably request.

                  (c) Capital Contribution to Borrower. After giving effect to the initial Revolving Credit Advance, Borrower shall have stockholder's equity equal to at least 43% of the initial Revolving Credit Advance.

                  (d) Forward Purchase Agreement. Borrower shall have delivered to Agent one or more Forward Purchase Agreements in form and substance and with purchasers reasonably satisfactory to Agent, covering Eligible Accounts with a value equal to or greater than the Borrowing Base on the Closing Date.

                  (e) Approvals. Agent shall have received (i) satisfactory evidence that each of Borrower and Servicer have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the Related Transaction Documents to which each is a party and the consummation of the Related Transactions or (ii) an officer's certificate in form and substance satisfactory to Agent affirming that no such consents or approvals are required.

                  (f) Opening Availability. The Eligible Accounts supporting the initial Revolving Credit Advance shall be sufficient in value, as determined by Agent, to provide Borrower with Net Borrowing Availability, after giving effect to the initial Revolving Credit Advance, and the consummation of the Related Transactions (on a pro forma basis, with expenses and liabilities being paid in the ordinary course of business) of at least $1.00.

                  (g) Payment of Fees. Borrower shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in
Section 1.8 and shall have reimbursed Agent for all fees, costs and expenses of closing presented as of the Closing Date.

                  (h) Capital Structure. The capital structure of Borrower shall be acceptable to Agent in its sole discretion.

                  (i) Consummation of Related Transactions. Agent shall have received fully executed copies of the other Related Transactions Documents, each of which shall be in form and substance satisfactory to Agent and its counsel. The Related Transactions shall have been consummated in accordance with the terms of the Related Transactions Documents.

                  2.2. Further Conditions to Each Revolving Loan. Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Revolving Credit Advance:

                  (a)      if, as of the date thereof:

                           (i) any representation or warranty by Borrower or Servicer contained herein or in any of the other Loan Documents is untrue or incorrect as of such date, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement and Agent or Requisite Lenders have determined not to make such Revolving Credit Advance as a result of the fact that such warranty or representation is untrue or incorrect;

                           (ii) any event or circumstance having a Material Adverse Effect has occurred since the date hereof as determined by the Requisite Lenders and Agent or Requisite Lenders have determined not to make any Revolving Credit Advance as a result of the fact that such event or circumstance has occurred;

                           (iii) any Default or Event of Default has occurred and is continuing or would result after giving effect to any Revolving Credit Advance, and Agent or Requisite Lenders shall have determined not to make any Revolving Credit Advance as a result of that Default or Event of Default; or

                           (iv) after giving effect to any Revolving Credit Advance the outstanding principal amount of the Revolving Loan would exceed the lesser of the Borrowing Base and the Maximum Amount; and

                  (b) if such Revolving Purchase Advance is to be used to purchase Accounts, unless Agent shall have received and approved at least five
(5) Business Days prior to the date thereof:

                           (i)     the applicable Account Purchase Agreement(s);

                           (ii) a collateral assignment of Borrower's rights under the applicable Account Purchase Agreements;

                           (iii) if necessary, one or more Forward Purchase Agreements which, together with the outstanding Forward Purchase Agreements previously delivered to Agent, cover aggregate Eligible Accounts in an amount equal to the Borrowing Base on such date (taking into account the Liquidation Values of the Eligible Accounts in the Borrowing Base after giving pro forma effect to such purchase) or, if Borrower's Forward Purchase Agreements relate to specific batches of Accounts, Borrower shall deliver to Agent a Forward Purchase Agreement that covers the Liquidation Values of the Accounts being added to the Borrowing Base as a result of that purchase, multiplied by .70 (or, at Agent's option, the purchase prices in the subject Forward Purchase Agreement);

                           (iv) a collateral assignment of Borrower's rights under each Forward Purchase Agreement referred to in clause (iii) substantially in the form of Exhibit A-2 hereto;

                           (v) Lien searches with respect to the Accounts to be purchased, if reasonably requested by Agent;

                           (vi) UCC-1's evidencing the sale of the "accounts", as such term is defined in the Code, to be purchased; and

                           (vii) such other documents as Agent may reasonably request regarding the Accounts to be purchased.

The request and acceptance by Borrower of the proceeds of any Revolving Credit Advance, as the case may be, shall be deemed to constitute, as of the date of such request, acceptance or incurrence, (i) a representation and warranty by Borrower that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by Borrower of the granting and continuance of Agent's Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

3.       REPRESENTATIONS AND WARRANTIES

                  To induce Lenders to make Revolving Credit Advances, Borrower and Servicer (each as to itself only) make the following respective representations and warranties to Agent and each Lender, each and all of which shall survive the execution and delivery of this Agreement.

                  3.1. Corporate Existence; Compliance with Law. Each of Borrower and Servicer (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not result in exposure to losses, damages or liabilities in excess of $50,000 with respect to Borrower or would not result in a Material Adverse Effect with respect to Servicer; (c) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; (d) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct, except where the failure to do so would not result in exposure to losses, damages or liabilities in excess of $50,000 with respect to Borrower or would not result in a Material Adverse Effect with respect to Servicer; (e) is in compliance with its charter and bylaws; and (f) subject to specific representations set forth herein regarding Credit Collection Laws, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                  3.2. Executive Offices, Collateral Locations, FEIN. As of the Closing Date, the current location of Borrower's chief executive office and the place where records with respect to the Collateral is located at 3401 North Louise Avenue, Suite 104, Sioux Falls, South Dakota 57107, and such location has not changed within the twelve (12) months preceding the Closing Date. The federal employer identification number of Borrower is 52-2183551.

                  3.3. Corporate Power, Authorization, Enforceable Obligations. The execution, delivery and performance by each of Borrower and Servicer of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Person's corporate power; (b) have been duly authorized by all necessary or proper corporate and shareholder action; (c) do not contravene any provision of such Person's charter or bylaws; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) do not result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Agent, on behalf of itself and Lenders, pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in

Section 2.1(e), all of which will have been duly obtained, made or complied with prior to the Closing Date. On or prior to the Closing Date, each of the Loan Documents shall have been duly executed and delivered by Borrower and Servicer to the extent that each is a party thereto and each such Loan Document shall then constitute a legal, valid and binding obligation of Borrower and/or Servicer, as the case may be, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect affecting the enforcement of creditors' rights in general and by general principles of equity.

                  3.4. Financial Statements and Projections. Except for the Projections, all Financial Statements concerning Servicer and Borrower that are referred to below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.

                  (a) The following Financial Statements have been delivered on or before the date hereof:

                           (i) The audited consolidated balance sheets at May 31, 1997 and 1998 and the related statements of income and cash flows of Servicer and its Subsidiaries for the Fiscal Years then ended, certified by Grant Thornton, LLP.

                           (ii) The unaudited balance sheet(s) at May 31, 1999 and the related statement(s) of income and cash flows of Servicer and its Subsidiaries for the twelve months then ended.

                  (b) Pro Formas. The Pro Formas delivered on or before the date hereof were prepared by Servicer giving pro forma effect to the Related Transactions, and were prepared in accordance with GAAP, with only such adjustments thereto as would be required in accordance with GAAP.

                  (c) Projections. The Projections delivered on or before the date hereof have been prepared by Servicer with respect to Borrower and reflect projections for the three-year period beginning on July 1, 1999 on a month-by-month basis for the first year and on a year-by-year basis thereafter. The Projections are based upon estimates and assumptions stated therein, all of which Servicer believes to be reasonable and fair in light of current conditions and current facts known to Servicer and, as of the Closing Date, reflect Servicer's good faith and reasonable estimates of the future financial performance of Borrower.

                  3.5.     Material Adverse Effect.

                  (a) Between May 31, 1998 and the Closing Date, (i) neither Borrower nor Servicer has incurred any obligations, contingent or noncontingent liabilities, liabilities for

Charges, long-term leases or unusual forward or long-term commitments that are not reflected in the Pro Forma and that , alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (ii) no contract, lease or other agreement or instrument has been entered into by Borrower or Servicer or has become binding upon the assets of Borrower or Servicer and no law or regulation applicable to Borrower or Servicer has been adopted, in each case, that has had or could reasonably be expected to have a Material Adverse Effect, and (iii) neither Borrower nor Servicer is in default and to the best knowledge of each of Borrower and Servicer, no third party is in default under any material contract, lease or other agreement or instrument, that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect. Between January 1, 1999 and the Closing Date no event has occurred, that alone or together with other events, could reasonably be expected to have a Material Adverse Effect.

                  (b) As of the Closing and after giving effect to the Related Transactions, Borrower is a newly-formed corporation that has no Guaranteed Indebtedness, no Indebtedness except for the Obligations, no contractual liabilities except for liabilities under this Agreement, the Account Purchase Agreement and the Converted Accounts Sale Agreement, and liabilities as a seller under Forward Purchase Agreements, no employees, and no assets except for Accounts.

                  3.6. Ownership of Property; Liens. Borrower owns no real estate. None of the assets of Borrower are subject to any Liens other than pursuant to the Security Agreement. Borrower has received all assignments, waivers, consents, nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect its right, title and interest in and to its assets.

                  3.7. Labor Matters. As of the Closing Date (a) no strikes or other material labor disputes against Servicer are pending or, to Servicer's knowledge, threatened; (b) except as described on Disclosure Schedule (3.7), Servicer is not a party to or bound by any collective bargaining agreement, management agreement, material consulting agreement or material employment agreement; (c) there is no organizing activity involving Servicer pending or, to Servicer's knowledge, threatened by any labor union or group of employees; (d) there are no representation proceedings pending or, to Servicer's knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Servicer has made a pending demand for recognition; and (e) there are no complaints or charges against Servicer pending or, to the knowledge of Servicer, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by Servicer of any individual that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.


                  3.8. Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness. Borrower has no Subsidiaries. All of the issued and outstanding Stock of Borrower is owned by Servicer.

                  3.9. Government Regulation. Neither Company is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an

"investment company," as such terms are defined in the Investment Company Act of 1940. Neither Borrower nor Servicer is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Revolving Loan by Lenders to Borrower, the application of the proceeds thereof and repayment thereof and the consummation of the Related Transactions will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

                  3.10. Margin Regulations. Borrower is not engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as "Margin Stock"). Borrower does not own any Margin Stock, and none of the proceeds of the Revolving Loan or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause the Revolving Loan or other extensions of credit under this Agreement to be considered a "purpose credit" within the meaning of Regulations T, U or X of the Federal Reserve Board. Borrower will not take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.

                  3.11. Taxes. All tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by Borrower or Servicer after any permitted extensions have been filed with the appropriate Governmental Authority and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid). Disclosure Schedule (3.11) sets forth as of the Closing Date those taxable years for which the tax returns of Borrower or Servicer are currently being audited by the IRS or any other applicable Governmental Authority and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. Except as described in Disclosure Schedule (3.11), as of the Closing Date neither Borrower nor Servicer has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. As of the Closing Date, neither Borrower nor Servicer has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect. As of the Closing Date, Servicer owes no federal income taxes or employee withholding payments other than accrued taxes or payments not yet due and payable.

                  3.12.    ERISA.

                  (a) Borrower has no Plans. Each Plan maintained by Servicer or any ERISA Affiliate is in compliance with the applicable provisions of ERISA and the IRC. Neither Servicer nor any ERISA Affiliate has engaged in a "prohibited transaction," as defined in Section

4975 of the IRC or Section 406 of ERISA, in connection with any Plan, that would subject Borrower or Servicer to a material tax on prohibited transactions imposed by Section 4975 of the IRC.

                  (b) (i) Neither Servicer nor any ERISA Affiliate sponsors, maintains or has any Obligation to contribute to a Title IV Plan, an ESOP or a Retiree Welfare Plan; (ii) there are no pending, or to the knowledge of Servicer, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (iii) neither Servicer nor any ERISA Affiliate has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan; (iv) within the last five years no Title IV Plan of Borrower, Servicer or any ERISA Affiliate has been terminated nor has any such Plan with Unfunded Pension Liabilities been transferred outside of the "controlled group" (within the meaning of Section 4001(a)(14) of ERISA) of Servicer or any ERISA Affiliate and
(v) Stock of Servicer and its ERISA Affiliates makes up, in the aggregate, no more than 10% of fair market value of the assets of any Plan.

                  3.13. No Litigation. No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of either Borrower or Servicer, threatened against either Borrower or Servicer, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, "Litigation"), that challenges either Borrower's or Servicer's right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder. As of the Closing Date, there is no Litigation pending or threatened that asserts that Servicer has violated or is violating any Credit Collection Law, except as set forth on Schedule 3.13. Except as set forth on Schedule 3.13, as of the Closing Date there is no Litigation pending or threatened that seeks damages in excess of $100,000 or injunctive relief against, or alleges criminal misconduct of Servicer. As of the Closing Date there is no Litigation pending or threatened with respect to Borrower.

                  3.14. Brokers. No broker or finder acting on behalf of Borrower or Servicer or any Affiliate thereof brought about the obtaining, making or closing of the Revolving Loan or the Related Transactions, and none of Borrower, Servicer or any Affiliate thereof has any obligation to any Person in respect of any finder's or brokerage fees in connection therewith.

                  3.15. Intellectual Property. As of the Closing Date, Servicer owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now or heretofore conducted by it or proposed to be conducted by it.

                  3.16. Full Disclosure. No information contained in this Agreement, any of the other Loan Documents, any Projections, Financial Statements or Collateral Reports or other reports from time to time delivered hereunder or any written statement furnished by or on behalf of Borrower or Servicer to Agent or any Lender pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Liens granted to Agent, on behalf of itself and Lenders, pursuant to the Collateral Documents will at all times be fully perfected first priority Liens in and to the Collateral described therein (except for Instruments not in the possession of Borrower and, hence, not in the possession of Agent and except for failure to have a first priority Lien with respect to Chattel Paper as a result of (i) inadvertent error by the seller of such Chattel Paper or (ii) fraud by such seller).

                  3.17. Environmental Matters. Neither Borrower nor Servicer has any Environmental Liabilities and both Borrower and Servicer are in compliance with all Environmental Laws.

                  3.18. Insurance. Disclosure Schedule (3.18) lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each of Borrower and Servicer.

                  3.19. Deposit and Disbursement AccountsBorrower maintains no deposit or disbursement accounts as of the Closing Date, including any Disbursement Accounts, other than those described in Annex C.

                  3.20. Agreements and Other Documents. As of the Closing Date, Borrower has provided to Agent or its counsel, on behalf of Lenders, accurate and complete copies of all of the following agreements or documents to which it is subject: Account Purchase Agreements, Converted Accounts Sale Agreements and Forward Purchase Agreements.

                  3.21. Solvency. Both before and after giving effect to (a) the Revolving Credit Advances to be made or incurred on the Closing Date, (b) the disbursement of the proceeds of such Revolving Credit Advances pursuant to the instructions of Borrower, (c) the consummation of the other Related Transactions and (d) the payment and accrual of all transaction costs in connection with the foregoing, each of Borrower and Servicer is and will be Solvent.

                  3.22. Year 2000 Representations. Servicer has eliminated all Year 2000 Problems, except where the failure to correct the same could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

4.       FINANCIAL STATEMENTS AND INFORMATION

                  4.1.     Reports and Notices.

                  (a) Each of Borrower and Servicer hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex E.

                  (b) Each of Borrower and Servicer hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the various Collateral Reports (including
Borrowing Base Certificates in the form of Exhibit 4.1(b)) at the times, to the Persons and in the manner set forth in Annex F.

                  4.2. Communication with Accountants. Each of Borrower and Servicer authorizes Agent and, so long as a Default or Event of Default has occurred and is continuing, each Lender, upon one (1) Business Day's notice to Servicer, to communicate directly with its independent certified public accountants, including Grant Thornton, LLP, and authorizes and at Agent's request shall instruct those accountants and advisors to disclose and make available to Agent and each Lender any and all Financial Statements and other supporting financial documents, schedules and information relating to Borrower or Servicer (including copies of any issued management letters) with respect to the business, financial condition and other affairs thereof.

5.       AFFIRMATIVE COVENANTS

                  Each of Borrower and Servicer agrees as to itself that from and after the date hereof and until the Termination Date:

                  5.1. Maintenance of Existence and Conduct of Business. Each of Borrower and Servicer shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises; continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business. Borrower shall and transact business only in its corporate name.

                  5.2.     Payment of Obligations.

                  (a) Each of Borrower and Servicer shall pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees.

                  (b) Borrower and Servicer may in good faith contest, by appropriate proceedings, the validity or amount of any Charges or claims described in Section 5.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of Borrower or Servicer, as the case may be, in accordance with GAAP; (ii) no Lien shall be imposed to secure payment of such Charges and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges, (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest, (iv) if such contest is terminated or discontinued adversely to Borrower or Servicer, as the case may be, or the conditions set forth in this Section 5.2(b) are no longer met, Borrower or Servicer, as the case may be, shall promptly pay or discharge such contested Charges or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence acceptable to Agent of such compliance, payment or discharge, and (v) Agent has not advised Borrower in writing that Agent reasonably believes that nonpayment or nondischarge thereof could have or result in a Material Adverse Effect.

                  5.3. Books and Records. Each of Borrower and Servicer shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements attached as delivered pursuant to Section 3.4(a).

                  5.4.     Insurance; Damage to or Destruction of Collateral.

                  (a) Servicer shall, at its sole cost and expense, maintain the policies of insurance described on Disclosure Schedule (5.4(a)) as in effect on the date hereof or otherwise in form and amounts and with insurers acceptable to Agent, unless Agent shall otherwise consent, which consent shall not be unreasonably withheld. If Servicer at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Agent deems advisable. Agent shall have no obligation to obtain insurance for Servicer or pay any premiums therefor. By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from Servicer's failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including attorneys' fees, court costs and other charges related thereto, shall be deducted from Servicing Fees owing to Servicer.

                  (b) Servicer shall deliver to Agent, in form and substance satisfactory to Agent, endorsements to Servicer's general liability and automobile insurance policies naming Borrower and Agent, on behalf of itself and Lenders, as additional insureds. In addition, Borrower shall be named as an additional insured on all of Servicer's other liability policies.

                  5.5. Compliance with Laws. Each of Borrower and Servicer shall comply in all material respects with all federal, state and local laws and regulations applicable to it, including Credit Collections Laws.

                  5.6. Supplemental Disclosure. From time to time as may be requested by Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of a Default or an Event of Default), Borrower and Servicer shall supplement each Disclosure Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or that is necessary to correct any information in such Disclosure Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such Disclosure Schedule or representation shall be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Agent and Requisite Lenders in writing; and (b) no supplement shall be required or permitted as to representations and warranties that relate solely to the Closing Date.

                  5.7.     Intentionally Omitted.

                  5.8. Composition of the Borrower's Board. At least one member of the Borrower's board of directors will be an individual who satisfies the independent director eligibility requirements set forth in the Borrower's certificate of incorporation; provided that, if such Person dies or resigns, such position may remain vacant for up to thirty (30) days after the date of such resignation or death. No such individual will be a direct, indirect or beneficial stockholder, officer, director, employee, Affiliate, associate, customer, or supplier of Servicer. No such director shall at any time serve as a trustee in bankruptcy for Servicer.

                  5.9. Compensation of Employees, Agents, and Consultants; Limitation on Agency. Any employee, consultant, director, or agent of Borrower will be compensated from the Borrower's own bank accounts for services provided to Borrower. Unless and until Servicer is terminated in accordance with Annex B hereto, Borrower will engage no agents other than Servicer to service the Accounts and to provide employees and organizational services. Servicer will be fully compensated for its services to the Borrower by payment of fees set forth in Annex B hereto.

                  5.10. Servicing; Fees. Subject to the terms of Annex B hereto, Borrower is contracting with Servicer in this Agreement to perform all operations required on a daily basis to service the Accounts. Borrower will pay Servicer a monthly Servicing Fee as specified in Annex B to this Agreement. Borrower will not incur any material indirect or overhead expenses for items shared between Borrower and Servicer which are not reflected in documented service or administration fees reasonably acceptable to Agent. To the extent, if any, Borrower and Servicer share items of expenses not reflected in its respective servicing or management fees (including, without limiting, legal, auditing, and other professional services), such expenses will be allocated to the extent practical on the basis of actual use of the services rendered, and otherwise on a basis reasonably related to actual use or value of services rendered.

                  5.11. Expenses. With the exception of start-up expenses, Borrower's operating expenses will not be paid by Servicer.

                  5.12. Mailing Address. Borrower will have its own separate mailing address, as provided in Annex I, and its own stationery.

                  5.13. Books and Records. Borrower's books and records and bank accounts will be maintained separately from those of Servicer.

                  5.14. Financial Statements. Any financial statements of Servicer which are consolidated to include Borrower shall contain detailed notes clearly stating that Borrower is a separate legal entity with its own separate creditors which will be entitled to be satisfied out of Borrower's assets prior to any value in Borrower becoming available to Borrower's stockholders.

                  5.15. Holding of Funds and Assets. The assets of Borrower will be maintained in a manner that ensures their identification and segregation from those of Servicer. Funds or other assets of Borrower will not be commingled with those of Servicer. Borrower shall not maintain joint bank accounts or other depository accounts to which Servicer (other than in its capacity as Servicer in the exercise of its servicing responsibilities) has independent access. No funds of Borrower will at any time be pooled with any funds of Servicer.

                  5.16. Insurance. Borrower shall not, directly or indirectly, be named, or shall enter into any agreement to be named, as a direct or contingent beneficiary or loss payee on any insurance policy covering the property of Servicer, except as an additional insured on liability policies of the Servicer.

                  5.17. Separate Legal Entities. Borrower acknowledges that all the parties entering into this Agreement and any related documents do so in reliance on the Borrower's identity as a legal entity separate from Servicer.

                  5.18. Arm's Length Relationships. Borrower will maintain arm's length relationships with Servicer and its Affiliates. Neither Borrower nor the Servicer or its Affiliates will be or will hold itself out to be responsible for the debts of the other or the decisions or actions relating to the daily business and affairs of the other.

                  5.19. Servicing Arrangement. So long as any Obligations are outstanding and the Servicing Arrangement has not been terminated, Borrower and Servicer shall comply with the terms of the Servicing Arrangement as set forth on Annex B hereto. Agent is entitled to terminate the Servicing Arrangement in accordance with Annex B.

                  5.20. Further Assurances. Each of Borrower and Servicer agrees that it shall, at its own expense and upon request of Agent, duly execute and deliver, or cause to be duly executed and delivered, to Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Agent to carry out more effectively the provisions and purposes of this Agreement or any other Loan Document.

6.       NEGATIVE COVENANTS

                  Each of Borrower and Servicer agrees as to itself that, without the prior written consent of Agent and the Requisite Lenders, from and after the date hereof until the Termination Date:

                  6.1. Mergers, Subsidiaries, Etc. Borrower shall not, directly or indirectly, by operation of law or otherwise, form or acquire any Subsidiary. Neither Borrower nor Servicer shall, directly or indirectly, by operation of law or otherwise, merge with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with or acquire, any Person.

                  6.2. Investments; Loans and Revolving Credit Advances. Except as otherwise expressly permitted by this Section 6, Borrower shall not make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any

Person, through the direct or indirect lending of money, holding of securities or otherwise, except that Borrower may hold investments consisting of Accounts. Notwithstanding the foregoing, so long as no Default or Event of Default has occurred and is continuing, Borrower may make investments, subject to Control Letters in favor of Agent for the benefit of Lenders or otherwise subject to a perfected security interest in favor of Agent for the benefit of Lenders, in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc., (iii) certificates of deposit maturing no more than one year from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior unsecured rating of "A" or better by a nationally recognized rating agency (an "A Rated Bank"), (iv) time deposits maturing no more than 30 days from the date of creation thereof with A Rated Banks and (v) mutual funds that invest solely in one or more of the investments described in clauses (i) through (iv) above.

                  6.3. Indebtedness. Borrower shall not create, incur, assume or permit to exist any Indebtedness, except the Obligations and the Seller Note.

                  6.4. Affiliate Transactions.

                  (a) Borrower shall not enter into or be a party to any transaction with Servicer or any Affiliate thereof except for the Related Transactions and the Seller Note or in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in a comparable arm's length transaction with a Person not an Affiliate of Borrower.

                  (b) Borrower shall purchase Accounts from Servicer at a price not in excess of the lesser of (i) the fair market value thereof or (ii) the price paid by Servicer for such Accounts.

                  6.5. Capital Structure and Business. Borrower shall not (a) make any changes in any of its business objectives, purposes or operations that could in any way adversely affect the repayment of the Revolving Loan or any of the other Obligations or could reasonably be expected to have or result in a Material Adverse Effect, (b) make any change in its capital structure as described in Section 3.8, including the issuance of any shares of Stock, warrants or other securities convertible into Stock or any revision of the terms of its outstanding Stock; (c) amend its charter or bylaws in a manner that would adversely affect Agent or Lenders; or (d) engage in any business other than the business of purchasing, holding and selling Accounts.

                  6.6. Guaranteed Indebtedness and Contractual Liabilities. Borrower shall not create, incur, assume or permit to exist any Guaranteed Indebtedness except by endorsement of instruments or items of payment for deposit to the general account of Borrower. Borrower shall not incur any contractual liabilities except liabilities under this Agreement, the

Account Purchase Agreements, the Converted Accounts Sale Agreements and the Forward Purchase Agreements.

                  6.7. Liens. Borrower shall not create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired) other than the Lien in favor of the Agents pursuant to the Collateral Documents.

                  6.8. Sale of Assets. Borrower shall not sell, transfer, convey, assign or otherwise dispose of any of its assets, other than:

                  (a) the sale of Converted Accounts for cash pursuant to the Converted Accounts Sale Agreement when and as Eligible Accounts become Converted Accounts; provided that (i) the sale price shall equal or exceed 1.5% of the Face Amount of the Converted Accounts sold to Servicer and (ii) Servicer shall pay for those Converted Accounts not less frequently than once each month or when the aggregate unpaid purchase price for Converted Accounts equals $250,000 (or greater) or more frequently when requested by Agent; and

                  (b) the sale of Accounts that are not Converted Accounts to Servicer with the prior written consent of Agent or to a Person other than Servicer, in each case for cash at a price equal to the applicable Liquidation Value thereof.

                  6.9. Purchases of Assets. Borrower shall not purchase any assets, except for purchases of Unconverted Accounts.

                  6.10. ERISA. Borrower shall not incur any liabilities under ERISA or the IRC with respect to any Plan. Servicer shall indemnify and hold Borrower harmless from any liabilities under ERISA or the IRC with respect to any Plan of Servicer (or its Subsidiaries other than Borrower).

                  6.11. Financial Covenants. Borrower shall not breach or fail to comply with any of the Financial Covenants set forth in Annex G.

                  6.12. Restricted Payments. Borrower shall not make any Restricted Payments, except payments permitted by the Administration Agreement and dividends to Servicer in its capacity as the sole stockholder of Borrower, so long as (i) no Event of Default has occurred and is continuing or would result after giving effect thereto, and (ii) Borrower has Borrowing Availability of at least $1,000,000 after giving effect thereto.

                  6.13. Change of Corporate Name or Location; Change of Fiscal Year. Neither Borrower nor Servicer shall (a) change its corporate name, or (b) change its chief executive office, principal place of business, corporate offices or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, in each case without at least thirty (30) days prior written notice to Agent and after Agent's written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral, has been completed or taken, and provided that any such new location shall be in the continental United States of America. Without limiting the generality of the foregoing, neither Borrower nor Servicer shall change its name, identity or corporate structure in any manner that might make any financing or continuation statement filed in connection herewith seriously misleading within the meaning of Section 9-402(7) of the Code or any other then applicable provision of the Code except upon prior written notice to Agent and Lenders and after Agent's written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral, has been completed or taken. Neither Borrower nor Servicer shall change its Fiscal Year.

                  6.14. No Speculative Transactions. Borrower shall not engage in any transaction involving commodity options, futures contracts or similar transactions, except interest swaps, caps or collars.

                  6.15. Leases. Borrower shall not enter into any lease of real estate or equipment other than a sublease from Servicer for office space.

                  6.16. Changes Relating to Other Key Agreements. Following the approval thereof by Agent, Borrower shall not change or amend the terms of any Account Purchase Agreement, the Converted Accounts Sale Agreement or any Forward Purchase Agreement without the prior written consent of Agent; provided that with respect to such agreements with parties other than Servicer, such consent shall not be unreasonably withheld.

                  6.17. Sale Characterization. Neither Servicer nor Borrower shall make statements or disclosures, prepare any financial statements or in any respect account for or treat (i) sales of Accounts to Borrower as anything other than a true sale and absolute assignment of the title to such Accounts to Borrower or (ii) any contribution of Accounts to the capital of Borrower as anything other than an increase in the stated capital of Borrower.

                  6.18. Commingling. Borrower will not deposit or permit the deposit of any funds into the Blocked Account that do not constitute Proceeds of Accounts owned by Borrower.

                  6.19. Prohibited Transactions. Borrower will not enter into, or be a party to, any transaction with any Person except as expressly permitted hereunder.

                  6.20. Purchase of Accounts. Unless Borrower first obtains Agent's consent, Borrower shall not purchase Accounts (a) if an Event of Default shall have occurred and be continuing and Revolving Credit Advances have been terminated or suspended or (b) if Borrowing Availability shall be zero or less than zero.

                  6.21. True Sale Opinion. Borrower shall not take any action or enter into any agreement which would conflict with any assumption made by Faegre & Benson in connection with its true sale opinion delivered to Agent on the Closing Date.

7.       TERM

                  7.1. Termination. The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date, and the Revolving Loan and all other Obligations shall be automatically due and payable in full on such date.

                  7.2. Survival of Obligations Upon Termination of Financing Arrangements. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of Borrower and Servicer or the rights of Agent and Lenders relating to any unpaid portion of the Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, covenants, warranties and representations of Borrower and Servicer, and all rights of Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the provisions of Section 11, and the indemnities contained in the Loan Documents shall survive the Termination Date.

8.       EVENTS OF DEFAULT; RIGHTS AND REMEDIES

                  8.1. Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

                  (a) Borrower (i) fails to make any payment of principal of, or interest on, or Fees owing in respect of, the Revolving Loan or any of the other Obligations when due and payable, or (ii) fails to pay or reimburse Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document within ten (10) days following Agent's demand for such reimbursement or payment of expenses.


                  (b) Either Borrower or Servicer fails or neglects to perform, keep or observe any of the provisions of Sections 1.4, 1.7, 5.4, 5.8, 5.13 or 6 (other than Section 6.19), Annex B clause (b)(iii) or any of the provisions set forth in Annexes C or G, respectively, or Servicer fails or neglects to perform its duties under Annex B clause (b)(vi) and such Default continues for one (1) Business Day or more.

                  (c) Either Borrower or Servicer fails or neglects to perform, keep or observe any of the provisions of Section 4, Section 6.19 or any provisions set forth in Annexes E or F, respectively, and the same shall remain unremedied for three (3) Business Days or more or Servicer fails or neglects to perform its duties under Annex B (excluding clauses (b)(iii), (b)(iv) and (b)(vi)) and such Default continues for ten (10) Business Days or more.

                  (d) Either Borrower or Servicer fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for thirty (30) days or more.

                  (e) A default or breach occurs under any other agreement, document or instrument to which Borrower or Servicer is a party that is not cured within any applicable grace period therefor, and such default or breach
(i) involves the failure to make any payment when due in respect of any Indebtedness (other than the Obligations) of (A) the Borrower in excess of $250,000 in the aggregate or (B) the Servicer in excess of $5,000,000 in the aggregate, or (ii) causes, or permits any holder of such Indebtedness or a trustee to cause, Indebtedness or a portion thereof in excess of (A) $250,000 in the aggregate with respect to the Borrower or (B) $5,000,000 in the aggregate with respect to the Servicer to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, regardless of whether such default is waived, or such right is exercised, by such holder or trustee.

                  (f) Any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect or Servicer fails to perform its duties under Annex B clause (b)(iv) (in each case, other than as a result of inadvertent errors not exceeding $100,000 in the aggregate in any Borrowing Base Certificate with respect to Borrowing Availability), or any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate (other than a Borrowing Base Certificate) made or delivered to Agent or any Lender by any Company is untrue or incorrect in any material respect adverse to the interests of the Lenders as of the date when made or deemed made.

                  (g) Assets of Borrower with a fair market value of $100,000 or more, or of Servicer with a fair market value of $250,000 or more, are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of Borrower or Servicer, as the case may be, and such condition continues for thirty (30) days or more.

                  (h) A case or proceeding is commenced against Borrower or Servicer seeking a decree or order in respect of Borrower or Servicer (i) under the Bankruptcy Code, as now constituted or hereafter amended or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for Borrower or Servicer or for any substantial part of Borrower's or Servicer's assets, or (iii) ordering the winding-up or liquidation of the affairs of Borrower or Servicer, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or a decree or order granting the relief sought in such case or proceeding by a court of competent jurisdiction.

                  (i) Either of Borrower or Servicer (i) files a petition seeking relief under the Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consents or fails to contest in a timely and appropriate manner to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for Borrower or Servicer or for any substantial part of Borrower's or Servicer's assets,
(iii) makes an assignment for the benefit of creditors, or (iv) takes any corporate action in furtherance of any of the foregoing, or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due.

                  (j) A final judgment or judgments for the payment of money in excess of (i) $100,000 in the aggregate at any time are outstanding against the Borrower or (ii) $1,000,000 in the aggregate at any time are outstanding against the Servicer, and the same are not, within thirty (30) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay.

                  (k) Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or Borrower or Servicer shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Loan Document shall cease to be a valid and perfected first priority Lien (except (i) for Instruments not in the possession of Borrower and, hence, not in the possession of Agent, (ii) for failure to have a first priority Lien with respect to Chattel Paper as a result of (A) inadvertent error by the seller of such Chattel Paper or (B) fraud by such seller, and (iii) as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby.

                  (l) Any Change of Control occurs.

                  (m) (i) Martin Burke shall cease to be the Chief Executive Officer of Servicer, Michael Philippe shall cease to be the Chief Financial Officer of Servicer, Kevin Riordan shall ease to be the President of Servicer, or the positions of Vice President of Finance of Servicer or Controller of Servicer (or similar positions with different titles) shall be vacant, and in each case a successor acceptable to Agent shall not have been hired within six
(6) months after such Person's cessation of employment or such vacancy or (ii) any two of the foregoing five positions (or similar positions with different titles) are vacant at any one time; provided, that an Event of Default shall not occur if any of the above-named persons is promoted or if their titles change without impacting their duties; and provided, further, as to clause (ii) that an Event of Default shall not occur if the positions of Vice President of Finance and Controller are vacant until those two positions have been vacant thirty (30) days.

                  (n) The Converted Accounts Sale Agreement is terminated for any reason.

                  (o) The Credit Store, Inc. breaches its payment obligations under the Converted Accounts Sale Agreement and such breach is not remedied within two (2) Business Days or The Credit Store, Inc. ceases making purchases under the Converted Accounts Sale Agreement for any reason for thirty (30) days or more while Revolving Credit Advances are outstanding or the Converted Accounts Sale Agreement is terminated.

                  (p) Borrower shall not have paid the Obligations in full on or prior to August 31, 2002.

                  (q) Less than ten (10) Business Days shall remain before Agent is precluded from effectively exercising the put option under any Forward Purchase Agreement, if, as a consequence thereof, any portion of the Revolving Loan (including accrued interest and Fees with respect thereto) would not be covered by an enforceable Forward Purchase Agreement.

                  8.2. Remedies.

                  (a) If any Default or Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice, suspend the Revolving Loan facility with respect to additional Revolving Credit Advances, whereupon any additional Revolving Credit Advances shall be made or extended in Agent's sole discretion (or in the sole discretion of the Requisite Lenders, if such suspension occurred at their direction) so long as such Default or Event of Default is continuing. If any Event of Default has occurred and is continuing, Agent may (and at the written request of Requisite Lenders shall), without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Revolving Loan to the Default Rate.

                  (b) If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice, (i) terminate the Revolving Loan facility with respect to further Revolving Credit Advances; (ii) declare all or any portion of the Obligations, including all or any portion of any Revolving Loan to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower; or (iii) exercise any rights and remedies provided to Agent under the Loan Documents and any Control Letter or at law or equity, including all remedies provided under the Code; provided, that upon the occurrence of an Event of Default specified in Sections 8.1(h) or (i), the Revolving Loan facility shall be immediately terminated and all of the Obligations, including the Revolving Loan, shall become immediately due and payable without declaration, notice or demand by any Person.

                  8.3. Waivers and Agreements by Borrower and Servicer. Except as otherwise provided for in this Agreement or by applicable law, Borrower waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which Borrower may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard, (b) all rights to notice and a hearing prior to Agent's taking possession or control of, or to Agent's replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws. Servicer agrees that following acceleration and the Obligations, Agent shall have the right to use Servicer's Intellectual Property, equipment, facilities and personnel to the extent necessary to collect, sell,

                  Convert or otherwise dispose of the Collateral and shall pay fair market value to Servicer for such right.

9.       ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT

                  9.1. Assignment and Participations.

                  (a) Borrower and Servicer consent to any Lender's sale of participations in, at any time or times, the Loan Documents, Revolving Loan and any Commitment or of any portion thereof or interest therein, including any Lender's rights, title, interests, remedies, powers or duties thereunder. Any assignment by a Lender of its interests in the Revolving Loan and the Commitments shall: (i) require the consent of Agent and Borrower (which consent shall not be unreasonably withheld or delayed with respect to a Qualified Assignee) and the execution of an assignment agreement (an "Assignment Agreement" substantially in the form attached hereto as Exhibit 9.1(a) and otherwise in form and substance satisfactory to, and acknowledged by, Agent;
(ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Revolving Loan to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) if a partial assignment, be in an amount at least equal to $5,000,000 and, after giving effect to any such partial assignment, the assigning Lender shall have retained Commitments in an amount at least equal to $5,000,000; and (iv) include a payment by the assigning Lender to Agent of an assignment fee of $3,500. In the case of an assignment by a Lender under this
Section 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a "Lender". In all instances, each Lender's liability to make a Revolving Credit Advance hereunder shall be several and not joint and shall be limited to such Lender's Pro Rata Share of the applicable Commitment. In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify Borrower and Borrower shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 9.1(a), any Lender may at any time pledge the Obligations held by it and such Lender's rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, and any lender that is an investment fund may assign the Obligations held by it and such Lender's rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor; provided, that no such pledge to a Federal Reserve Bank shall release such Lender from such Lender's obligations hereunder or under any other Loan Document.

                  (b) Any participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Revolving Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Revolving Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Solely for purposes of
Section 9.8, Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrower to the participant and the participant shall be considered to be a "Lender." Except as set forth in the preceding sentence neither Borrower nor Servicer shall have any obligation or duty to any participant. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

                  (c) Except as expressly provided in this Section 9.1, no Lender shall, as between Borrower and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Revolving Loan, the Notes or other Obligations owed to such Lender.

                  (d) Each of Borrower and Servicer shall assist any Lender permitted to sell assignments or participations under this Section 9.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants. Each of Borrower and Servicer shall certify the correctness, completeness and accuracy of all descriptions of itself and its respective affairs contained in any selling materials provided by it and all other information provided by it and included in such materials, except that any Projections delivered by Borrower shall only be certified by Borrower as having been prepared by Borrower in compliance with the representations contained in Section 3.4(c).

                  (e) A Lender may furnish any information concerning Borrower or Servicer in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants). Each Lender shall, prior to furnishing such information, obtain from assignees or participants (including prospective assignees and participants) confidentiality covenants substantially equivalent to those contained in Section 11.8.

                  9.2. Appointment of Agent. GE Capital is hereby appointed to act on behalf of all Lenders as Agent under this Agreement and the other Loan Documents. The provisions of this Section 9.2 are solely for the benefit of Agent and Lenders and neither Borrower nor Servicer nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for either of Borrower or Servicer or any other Person. Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan

Documents. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Neither Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct.

                  If Agent shall request instructions from Requisite Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders or all affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of Agent, expose Agent to Environmental Liabilities or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders or all affected Lenders, as applicable.

                  9.3. Agent's Reliance, Etc. Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Agent: (a) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of either of Borrower or Servicer or to inspect the Collateral (including the books and records) of either of Borrower or Servicer; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

                  9.4. GE Capital and Affiliates. With respect to its Commitments hereunder, GE Capital shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include GE Capital in its individual capacity. GE Capital and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, either of Borrower or Servicer, any of their Affiliates and any Person who may do business with or own securities of either of Borrower or Servicer or any such Affiliate, all as if GE Capital were not Agent and without any duty to account therefor to Lenders. GE Capital and its Affiliates may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

                  9.5. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the Financial Statements referred to in Section 3.4(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of Borrower and Servicer and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Revolving Loan, and expressly consents to, and waives any claim based upon, such conflict of interest.

                  9.6. Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrower and without limiting the obligations of Borrower hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Borrower.

                  9.7. Successor Agent. Agent may resign at any time by giving not less than thirty (30) days' prior written notice thereof to Lenders and Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the resigning Agent's giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000. If no successor Agent has been appointed pursuant to the foregoing, within 30 days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above. Any successor Agent appointed by Requisite Lenders hereunder shall be subject to the approval of Borrower, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if a Default or an Event of Default has occurred and is continuing. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent's resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent's resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Loan Documents.

                  9.8. Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 9.9(f), each Lender is hereby authorized at any time or from time to time, without notice to Borrower or to any other Person, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower (regardless of whether such balances are then due to Borrower) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower against and on account of any of the Obligations that are not paid when due. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender's or holder's Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares. Borrower agrees, to the fullest extent permitted by law, that
(a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Revolving Loan made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Revolving Loan and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

                  9.9. Revolving Credit Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.

                  (a) Revolving Credit Advances; Payments.

                           (i) Agent shall notify Lenders, promptly after receipt of a Notice of Revolving Credit Advance and in any event prior to 1:00 p.m. (Chicago time) on the date such Notice of Revolving Advance is received, by telecopy, telephone or other similar form of transmission. Each Lender shall make the amount of such Lender's Pro Rata Share of such Revolving Credit Advance available to Agent in same day funds by wire transfer to Agent's account as set forth in Annex H not later than 1:00 p.m. (Chicago time) on the requested funding date. After receipt of such wire transfers (or, in the Agent's sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Revolving Credit Advance to Borrower. All payments by each Lender shall be made without setoff, counterclaim or deduction of any kind.

                           (ii) On the second (2nd) Business Day of each calendar week or more frequently as aggregate cumulative payments in excess of $1,000,000 are received with respect to the Revolving Loan (each, a "Settlement Date"), Agent shall advise each Lender by telephone, or telecopy of the amount of such Lender's Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Revolving Loan. Provided that each Lender has funded all payments and Revolving Credit Advances required to be made by it and purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each Lender such Lender's Pro Rata Share of principal, interest and Fees paid by Borrower since the previous Settlement Date for the benefit of such Lender on the Revolving Loan held by it. To the extent that any Lender (a "Non-Funding Lender") has failed to fund all such payments and Revolving Credit Advances or failed to fund the purchase of all such participations, Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender's Pro Rata Share of all payments received from Borrower. Such payments shall be made by wire transfer to such Lender's account (as specified by such Lender in Annex H or the applicable Assignment Agreement) not later than 1:00 p.m. (Chicago time) on the next Business Day following each Settlement Date.

                  (b) Availability of Lender's Pro Rata Share. Agent may assume that each Lender will make its Pro Rata Share of each Revolving Credit Advance available to Agent on each funding date. If such Pro Rata Share is not, in fact, paid to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent's demand, Agent shall promptly notify Borrower and Borrower shall immediately repay such amount to Agent. Nothing in this Section 9.9(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder. To the extent that Agent advances funds to Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such Revolving Credit Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Revolving Credit Advance until reimbursed by the applicable Lender.

                  (c) Return of Payments.

                           (i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

                           (ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

                  (d) Non-Funding Lenders. The failure of any Non-Funding Lender to make any Revolving Credit Advance or any payment required by it hereunder on the date specified therefor shall not relieve any other Lender (each such other Lender, an "Other Lender") of its obligations to make such Revolving Credit Advance or purchase such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make a Revolving Credit Advance, purchase a participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a "Lender" (or be included in the calculation of "Requisite Lenders" hereunder) for any voting or consent rights under or with respect to any Loan Document. At Borrower's request, Agent or a Person acceptable to Agent shall have the right with Agent's consent and in Agent's sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent's request, sell and assign to Agent or such Person, all of the Commitments of that Non-Funding Lender for an amount equal to the principal balance of the Revolving Loan held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

                  (e) Dissemination of Information. Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to, either of Borrower or Servicer, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent's gross negligence or willful misconduct. Lenders acknowledge that Borrower is required to provide Financial Statements and Collateral Reports to Lenders in accordance with Annexes E and F hereto and agree that Agent shall have no duty to provide the same to Lenders.

                  (f) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent.

10.      SUCCESSORS AND ASSIGNS

                  10.1. Successors and Assigns. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each of Borrower, Servicer, Agent, Lenders and their respective successors and assigns (including, in the case of Borrower or Servicer, a debtor-in-possession on behalf of Borrower or Servicer), except as otherwise provided herein or therein. Neither Borrower or Servicer may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agent and Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by Borrower or Servicer without the prior express written consent of Agent and Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of Borrower, Servicer, Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

11.      MISCELLANEOUS

                  11.1. Complete Agreement; Modification of Agreement. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2. Each letter of interest and each commitment letter between Borrower or Servicer and Agent or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.

                  11.2. Amendments and Waivers.

                  (a) Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by Borrower or Servicer therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent and Borrower, and by Requisite Lenders, or all affected Lenders, as applicable. Except as set forth in clauses (b) and
(c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

                  (b) No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 2.2 to the making of any Revolving Loan shall be effective unless the same shall be in writing and signed by Agent, Requisite Lenders and Borrower.

                  (c) No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby:
(i) increase the principal amount of any Lender's Commitment (which action shall be deemed to directly affect all Lenders; (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Revolving Loan of any affected Lender; (iii) extend any scheduled payment date or final maturity date of the principal amount of any Revolving Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (v) except as otherwise permitted herein or in the other Loan Documents, release, or permit Borrower to sell or otherwise dispose of, any Collateral other than as permitted by this Agreement (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Revolving Loan that shall be required for Lenders or any of them to take any action hereunder; and (vii) amend or waive this Section 11.2 or the definition of the term "Requisite Lenders" insofar as such definition affects the substance of this
Section 11.2. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent, in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on either of Borrower or Servicer in any case shall entitle Borrower or Servicer to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

                  (d) If, in connection with any proposed amendment, modification, waiver or termination (a "Proposed Change"):

                           (i) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (i) and in clause (ii), below being referred to as a "Non-Consenting Lender"),

                           (ii) requiring the consent of Requisite Lenders, the consent of Lenders holding 51% or more of the aggregate Commitments is obtained, but the consent of Requisite Lenders is not obtained, then, so long as Agent is not a Non-Consenting Lender, at Borrower's request Agent, or a Person acceptable to Agent, shall have the right with Agent's consent and in Agent's sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Agent's request, sell and assign to Agent or such Person, all of the Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of the Revolving Loan held by the Non-Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

                  (e) Upon payment in full in cash and performance of all of the Obligations (other than indemnification Obligations), termination of the Commitments and a release of all claims against Agent and Lenders, and so long as no suits, actions proceedings, or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Agent shall deliver to Borrower termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations and termination of the Blocked Account.

                  11.3. Fees and Expenses. Borrower shall reimburse Agent for all fees, costs and expenses (including the reasonable fees and expenses of all of its special counsel, advisors, consultants and auditors) for all fees, costs and expenses, including the reasonable fees, costs and expenses of outside counsel or other advisors (including appraisers) incurred in connection with the negotiation and preparation of the Loan Documents and for advice, assistance, or other representation in connection with:

                  (a) the forwarding to Borrower or any other Person on behalf of Borrower by Agent of the proceeds of the Revolving Loan;

                  (b) any amendment, modification or waiver of, or consent with respect to, or termination of, any of the Loan Documents or Related Transactions Documents or advice in connection with the administration of the Revolving Loan made pursuant hereto or its rights hereunder or thereunder;

                  (c) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, Borrower or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against Borrower or any other Person that may be obligated to Agent by virtue of the Loan Documents, including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Revolving Loan during the pendency of one or more Events of Default;

                  (d) any attempt to enforce any remedies of Agent or any Lender against either of Borrower or Servicer or any other Person that may be obligated to Agent or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Revolving Loan during the pendency of one or more Events of Default;

                  (e) any workout or restructuring of the Revolving Loan during the pendency of one or more Events of Default; and

                  (f) efforts to (i) monitor the Revolving Loan or any of the other Obligations, (ii) evaluate, observe or assess either of Borrower or Servicer or their respective affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral;

including, as to each of clauses (a) through (f) above, all reasonable attorneys' and other professional and service providers' fees arising from such services, including those in connection with any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this
Section 11.3, all of which shall be payable, on demand, by Borrower to Agent. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: reasonable fees, costs and expenses of accountants, appraisers, investment bankers; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

                  11.4. No Waiver. Agent's or any Lender's failure, at any time or times, to require strict performance by Borrower or Servicer of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 11.2, none of the undertakings, agreements, warranties, covenants and representations of Borrower or Servicer contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by either of Borrower or Servicer shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and the applicable required Lenders and directed to Borrower specifying such suspension or waiver.

                  11.5. Remedies. Agent's and Lenders' rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

                  11.6. Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                  11.7. Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

                  11.8. Confidentiality. Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by Borrower or Servicer and designated as confidential for a period of two (2) years following receipt thereof, except that Agent and each Lender may disclose such information (a) to Persons employed or engaged by Agent or such Lender in evaluating, approving, structuring or administering the Revolving Loan and the Commitments; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this
Section 11.8 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Agent's or such Lender's counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which Agent or such Lender is a party; or (f) that ceases to be confidential through no fault of Agent or any Lender.

                  11.9. GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH CREDIT PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN

COOK COUNTY, CITY OF CHICAGO, ILLINOIS SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES, AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT AGENT, LENDERS AND THE CREDIT PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF COOK COUNTY, CITY OF CHICAGO, ILLINOIS AND; PROVIDED, FURTHER THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT. EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

                  11.10. Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 11.10); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated in Annex I or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower or Agent) designated in Annex I to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

                  11.11. Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

                  11.12. Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

                  11.13. WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG AGENT, LENDERS AND BORROWER OR SERVICER ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

                  11.14. Press Releases; Etc. Each of Borrower and Servicer executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of GE Capital or its affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least two (2) Business Days' prior notice to GE Capital and without the prior written consent of GE Capital unless (and only to the extent that) Borrower or Servicer or its Affiliate is required to do so under law and then, in any event, Borrower or Servicer or its Affiliate will consult with GE Capital before issuing such press release or other public disclosure. Each of Borrower and Servicer consents to the publication by Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. Agent or such Lender shall provide a draft of any such tombstone or similar advertising material to each of Borrower and Servicer for review and comment prior to the publication thereof. Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements with Borrower's consent which shall not be unreasonably withheld or delayed.

                  11.15. Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Borrower for liquidation or reorganization, should Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of Borrower's assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

                  11.16. Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.

                  11.17. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                  IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

                                  BORROWER:

                                  CREDIT STORE CAPITAL CORP.


                                  By:      /s/  Michael J. Philippe
                                      ---------------------------------------
                                  Name:    Michael J. Philippe
                                        -------------------------------------
                                  Title:   CFO
                                         ------------------------------------



                                  AGENT:

                                  GENERAL ELECTRIC CAPITAL
                                  CORPORATION, as Agent and Lender


                                  By:      /s/  Michael McKay
                                      ---------------------------------------
                                           Duly Authorized Signatory



                                  SERVICER:

                                  THE CREDIT STORE, INC.


                                  By:      /s/  Michael J. Philippe
                                      ---------------------------------------
                                  Name:    Michael J. Philippe
                                        -------------------------------------
                                  Title:   CFO
                                         ------------------------------------

                               ANNEX A (RECITALS)
                                       TO
                                CREDIT AGREEMENT


                                   DEFINITIONS

                  Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

                  "Account Debtor" means any Person who may become obligated to Borrower with respect to an Account.

                  "Accounting Changes" has the meaning ascribed thereto in Annex G.

                  "Accounts" means all charged-off consumer credit and accounts receivable, other receivables, book debts and other forms of obligations now owned or hereafter acquired by Borrower, including (a) "accounts," as such term is defined in the Code, (b) all Chattel Paper and Instruments, (c) all General Intangibles consisting of a right to receive a payment of money, and (d) all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

                  "Account Purchase Agreement" means (a) the Amended and Restated Account Purchase Agreement of even date herewith between The Credit Store, Inc., as seller, and Borrower, as buyer, as such agreement may be amended, modified or supplemented from time to time with the consent of Agent or
(b) an agreement between a third party, as seller, and Borrower, as buyer, for the purchase of Accounts, in form and substance reasonably satisfactory to Agent.

                  "Administration Agreement" means the Administration Agreement of even date herewith between Borrower and The Credit Store, Inc.

                  "Affiliate" means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, twenty percent (20%) or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person's officers, directors, joint venturers and partners and (d) in the case of Borrower, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of Borrower. For the purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term "Affiliate" shall specifically exclude Agent and each Lender.

                  "Agent" means GE Capital in its capacity as Agent for Lenders or its successor appointed pursuant to Section 9.7.

                  "Agreement" means the Credit Agreement by and among Borrower, Servicer, GE Capital, as Agent and Lender and the other Lenders from time to time party thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time.

                  "Appendices" has the meaning ascribed to it in the recitals to the Agreement.

                  "Assignment Agreement" has the meaning ascribed to it in
Section 9.1(a).

                  "Bankruptcy Code" means the provisions of Title 11 of the United States Code, 11 U.S.C.ss.ss. 101 et seq.

                  "Blocked Account" has the meaning ascribed to it in Annex C.

                  "Borrower" has the meaning ascribed thereto in the recitals to the Agreement.

                  "Borrower Accounts" has the meaning ascribed to it in Annex C.

                  "Borrowing Availability" has the meaning ascribed to it in
Section 1.1(a)(i).

                  "Borrowing Base" means, as of any date of determination by Agent, from time to time, an amount equal to (i) the sum at such time of up to 70% of the Face Amount of Eligible Accounts:

                  (a) multiplied by the lesser of the purchase paid by Borrower therefor or a Liquidation Value of one and one-half percent (1.5%) if the Date of Last Payment is less than or equal to two years prior to the date of determination;

                  (b) multiplied by the lesser of the purchase paid by Borrower therefor or a Liquidation Value of one percent (1.00%) if the Date of Last Payment is more than two years but less than or equal to five years prior to the date of determination;

                  (c) multiplied by the lesser of the purchase paid by Borrower therefor or a Liquidation of Value of one half of one percent (0.50%) if the Date of Last Payment is more than five years and less than or equal to seven years prior to the date of determination; and

                  (d) multiplied by the lesser of the purchase paid by Borrower therefor or a Liquidation Value of one quarter of one percent (0.25%) if the Date of Last Payment is more than seven years prior to the date of termination;

or (ii), at Agent's option, the purchase prices set forth in the applicable Forward Purchase Agreements (which may be higher or lower than 70% of the Liquidation Values set forth above).

Notwithstanding the foregoing: (i) if Borrower's Forward Purchase Agreements are not related to specific batches of Accounts that are part of the Borrowing Base, the amount of the Borrowing Base shall at no time exceed 70% of the aggregate Face Amounts of Eligible Accounts that are then subject to valid and enforceable Forward Purchase Agreements with creditworthy purchasers as reasonably determined by Agent (taking into account the Liquidation Values of the Accounts in the Borrowing Base) or, at Agent's option, the purchase prices in the Forward Purchase Agreements, and (ii) if Borrower's Forward Purchase Agreements relate to specific batches of Accounts that are part of the Borrowing Base, any Account, the sale of which is not covered by a valid and enforceable Forward Purchase Agreement with a creditworthy purchaser (as reasonably determined by Agent), shall be excluded from the Borrowing Base.

                  "Borrowing Base Certificate" means a certificate to be executed and delivered from time to time by Borrower in the form attached to the Agreement as Exhibit 4.1(b).

                  "Business Day" means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the States of Illinois, New York or South Dakota.

                  "Capital Expenditures" means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.

                  "Cash Receipts" means for any fiscal period of Borrower, the aggregate of all cash receipts received by Borrower other than Revolving Credit Advances hereunder.

                  "Cash Disbursements" means for any fiscal period of Borrower, the aggregate of all cash disbursements by Borrower (including, without duplication, Restricted Payments), excluding payments of principal on the Revolving Loan and cash paid for purchases of Accounts.

                  "Cash Management Systems" has the meaning ascribed to it in
Section 1.7.

                  "Change of Control" means any event, transaction or occurrence as a result of which (a) Servicer ceases to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of Borrower or (b) any Person or group of Persons (within the meaning of the Securities Exchange Act of 1934) other than Martin J. Burke, III, Kevin Riordan, Michael Philippe, Jay L. Botchman, Taxter One, LLC, JLB of Nevada, Inc., Lancer Partners, L.P., Lancer Offshore Inc., Lancer Voyager Fund, Michael Lauer, Renaissance Trust 1 and Blum Family Trust shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 35% or more of the issued and outstanding shares of capital Stock of Servicer having the right to vote for the election of directors of Servicer under ordinary circumstances;
(c) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Servicer (together with any new directors whose election by the board of directors of Servicer or whose nomination for election by the Stockholders of Servicer was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

                  "Charge Off Date" means the date on which the originator of an Account wrote off or charged off the Account as uncollectable, other than by reason of the death of, or the filing of a petition under the Bankruptcy Code with respect to, the Account Debtor.

                  "Charges" means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the Pension Benefit Guaranty Corporation at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral,
(b) the Obligations, (c) the employees, payroll, income or gross receipts of either of Borrower or Servicer, (d) Borrower's or Servicer's ownership or use of any properties or other assets, or (e) any other aspect of Borrower's or Servicer's business.

                  "Chattel Paper" means any "chattel paper," as such term is defined in the Code, now owned or hereafter acquired by Borrower.

                  "Closing Date" means October 15, 1999.

                  "Closing Checklist" means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex D.

                  "Code" means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of Illinois; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent's or any Lender's Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Illinois, the term "Code" shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

                  "Collateral" means the property covered by the Security Agreement, and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations.

                  "Collateral Documents" means the Security Agreement and all similar agreements entered into or granting a Lien upon property as security for payment of, the Obligations.

                  "Collateral Reports" means the reports with respect to the Collateral referred to in Annex F.

                  "Collection Account" means that certain account of Agent, account number 502-328-54 in the name of Agent at Bankers Trust Company in New York, New York ABA No. 021 001 033, or such other account as may be specified in writing by Agent as the "Collection Account."

                   "Commercial Paper Rate" means for each calendar month the per annum rate of interest applicable to 30-day dealer commercial paper (high grade unsecured notes sold through dealers by major corporations in multiples of $1,000) as published in the "Money Rates" section of The Wall Street Journal as of the last Business Day of the preceding month.

                  "Commitments" means (a) as to any Lender, the aggregate of such Lender's commitments to make Revolving Credit Advances as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate of all Lenders' Commitments, which aggregate commitment shall be Seventeen Million Five Hundred Thousand ($17,500,000) on the Closing Date, as to each of clauses (a) and (b), as such Commitments may be reduced, or adjusted from time to time in accordance with the Agreement.

                  "Commitment Termination Date" means the earliest of (a) August 31, 2002, (b) the date of termination of Lenders' obligations to make Revolving Credit Advances and acceleration of the outstanding Revolving Loan pursuant to
Section 8.2(b), and (c) the date of indefeasible prepayment in full by Borrower of the Revolving Loan and the permanent reduction of the Commitment to zero dollars ($0) pursuant to Section 1.3(a).

                  "Compliance Certificate" has the meaning ascribed to it in Annex E.

                  "Concentration Account" has the meaning ascribed to it in Annex C.

                  "Contracts" means all "contracts," as such term is defined in the Code, now owned or hereafter acquired by Borrower, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which Borrower may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account, the Converted Accounts Sale Agreements, the Account Purchase Agreements and the Forward Purchase Agreements.

                  "Control Letter" means a letter agreement between Agent and
(i) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Company, (ii) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of Borrower, (iii) a futures commission merchant, as applicable, or clearing house with respect to commodity accounts and commodity contracts held by Borrower, in the form of Exhibit B hereto.

                  "Convert" means the act of causing an Account Debtor to agree to convert part or all of the outstanding balance of an Account to a current outstanding balance on a newly issued credit card.

                  "Converted Accounts" means Accounts as to which the Account Debtor has agreed to transfer part or all of the outstanding balance of an Account to a current outstanding balance on a newly issued credit card and has satisfied the underwriting criteria for issuance of the credit card.

                  "Converted Accounts Sale Agreement" means the Amended and Restated Converted Accounts Sale Agreement of even date herewith between The Credit Store, Inc., as buyer, and Borrower, as seller, for the sale of Converted Accounts, as such agreement may be amended, modified or supplemented from time to time, with the consent of Agent.

                  "Credit Collection Laws" means state and federal laws governing the business of collecting consumer debt.

                  "Date of Last Payment" means the date on which the last payment of principal or interest was received with respect to a particular Account or, if such date is not known with respect to an Account, 180 days prior to the Charge Off Date or, if the Charge Off Date is not known for such Account, the Date of Last Payment shall be deemed to be more than seven years before such Account was acquired by Borrower.

                  "Default" means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

                  "Default Rate" has the meaning ascribed to it in Section
1.5(d).

                  "Disbursement Accounts" has the meaning ascribed to it in Annex C.

                  "Disclosure Schedules" means the Schedules prepared by Borrower and denominated as Disclosure Schedules (1.1) through (5.4(a)) in the Index of Appendices to the Agreement.

                  "Documents" means any "documents," as such term is defined in the Code, now owned or hereafter acquired by Borrower, wherever located.

                  "Dollars" or "$" means lawful currency of the United States of America.

                  "Eligible Accounts" has the meaning ascribed to it in Section
1.6 of the Agreement.

                  "Environmental Laws" means all applicable federal, state and local laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. ss.ss. 9601 et seq.) ("CERCLA"); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. ss.ss. 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. ss.ss. 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. ss.ss. 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. ss.ss. 2601 et seq.); the Clean Air Act (42 U.S.C. ss.ss. 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. ss.ss. 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. ss.ss. 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. ss.ss. 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state and local counterparts or equivalents and any transfer of ownership notification or approval statutes.

                  "Environmental Liabilities" means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

                  "Environmental Permits" means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

                  "ERISA Affiliate" means, with respect to Servicer, any trade or business (whether or not incorporated) that, together with Servicer are treated as a single employer within the meaning of Sections 414(b), (c), (m) or
(o) of the IRC.

                  "ERISA Event" means, with respect to Servicer or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of Servicer or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of Servicer or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the Pension Benefit Guaranty Corporation; (f) the failure by Servicer or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under
Section 4241 of ERISA; (i) the loss of a Qualified Plan's qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA.

                  "ESOP" means a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

                  "Event of Default" has the meaning ascribed to it in
Section 8.1.

                  "Face Amount" means, as to any Account, the principal amount thereof and all interest accrued with respect thereto as of the Charge Off Date, and expressly excluding all interest, fees and expenses accruing with respect thereto after the Charge Off Date, less payments made by the Account Debtor subsequent to the Charge Off Date; provided, however, if Borrower and Servicer do not know the Charge Off Date with respect to an account, the Face Amount of such Account shall be determined as if the Charge-Off Date were the date such Account was first acquired by Servicer or Borrower.

                  "Federal Funds Rate" means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Agent.

                  "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

                  "Fees" means any and all fees payable to Agent or any Lender pursuant to Section 1.8.

                  "Financial Covenants" means the financial covenants set forth in Annex G.

                  "Financial Statements" means the income statements, statements of cash flows and balance sheets of Borrower delivered in accordance with
Section 3.4 and Annex E.

                  "Fiscal Month" means any of the monthly accounting periods of Borrower.

                  "Fiscal Quarter" means any of the quarterly accounting periods of Borrower, ending on August 31, November 30, February 28/29 and May 31 of each year.

                  "Fiscal Year" means any of the annual accounting periods of Borrower ending on May 31 of each year.

                  "Forward Purchase Agreement" means a stand-by purchase agreement with respect to the sale of Accounts (other than Converted Accounts)
(i) as to Accounts that were not originally purchased from Servicer, to Servicer or an Affiliate or Servicer with Agent's prior written consent or (ii) to third party purchasers acceptable to Agent, for cash, at prices equal to or in excess of the outstanding Revolving Loan at such time applicable to various categories of Accounts. Unless Agent agrees otherwise in writing, each Forward Purchase Agreement shall be exercisable on an "all or none" basis. Such agreements with Servicer or an Affiliate of Servicer shall be substantially in the form of Exhibit A-1 hereto and such agreements with other parties shall be satisfactory in form and substance to Agent.

                  "GAAP" means generally accepted accounting principles in the United States of America, consistently applied, as such term is further defined in Annex G to the Agreement.

                  "GE Capital" means General Electric Capital Corporation, a New York corporation.

                  "General Intangibles" means "general intangibles," as such term is defined in the Code, now owned or hereafter acquired by Borrower, and, in any event, including all right, title and interest that Borrower may now or hereafter have in or under any Contract, all customer lists, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any trademark or trademark license), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents Borrower, or any computer bureau or service company from time to time acting for such Borrower.

                  "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "Guaranteed Indebtedness" shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation ("primary obligation") of any other Person (the "primary obligor") in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

                  "Indebtedness" means , with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred six (6) months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are not overdue by more than six (6) months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all capital lease obligations and the present value (discounted at the Index Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Obligations.

                  "Indemnified Liabilities" has the meaning ascribed to it in
Section 1.12.

                  "Indemnified Person" has the meaning ascribed to it in Section 1.12.

                  "Index Rate" means, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the "base rate on corporate loans at large U.S. money center commercial banks" (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled "Selected Interest Rates" as the bank prime loan rate or its equivalent), and
(ii) the Federal Funds Rate plus fifty (50) basis points per annum. Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

                  "Instruments" means any "instrument," as such term is defined in the Code, now owned or hereafter acquired by Borrower, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all notes and other, without limitation, evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

                  "Intellectual Property" means any and all patents, copyrights, trademarks, the goodwill associated with such trademarks, and licenses or rights to use patents, trademarks or copyrights.

                  "Interest Payment Date" means the first Business Day of each month, the date on which the Revolving Loan is paid in full and the Commitment Termination Date.

                  "Investment Property" means all "investment property" as such term is defined in Section 9-115 of the Code in those jurisdictions in which such definition has been adopted now owned or hereafter acquired by Borrower, wherever located, including (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of Borrower, including the rights of Borrower to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of Borrower; (iv) all commodity contracts of Borrower; and (v) all commodity accounts held by Borrower.

                  "IRC" means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

                  "IRS" means the Internal Revenue Service.

                  "Lenders" means GE Capital, the other Lenders named on the signature pages of the Agreement, and, if any such Lender shall decide to assign all or any portion of the Obligations, such term shall include any assignee of such Lender.

                  "Liabilities" means, with respect to any Person, any and all liabilities reflected on the balance sheet of such Person, prepared in accordance with GAAP.

                  "Lien" means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

                  "Liquidation Value" means as to each Eligible Account, the estimated liquidation value thereof, expressed as a percentage of the Face Amount of such Account based on the time elapsed since the Date of Last Payment, in each case as set forth in the definition of Borrowing Base, as from time to time amended.

                  "Litigation" has the meaning ascribed to it in Section 3.13.

                  "Loan Account" has the meaning ascribed to it in Section 1.12.

                  "Loan Documents" means the Agreement, the Revolving Notes, the Collateral Documents, the Forward Purchase Agreements in effect as of the Closing Date, the Converted Accounts Sale Agreements in effect as of the Closing Date and the Account Purchase Agreements in effect as of the Closing Date. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

                  "Margin Stock" has the meaning ascribed to it in Section 3.10.

                  "Material Adverse Effect" means a material adverse effect on
(a) the business, assets, operations, prospects or financial or other condition of Borrower or Servicer, (b) Borrower's ability to pay any of the Loans or any of the other Obligations in accordance with the terms of the Agreement, (c) the Collateral or Agent's Liens, on behalf of itself and Lenders, on the Collateral or the priority of such Liens, or (d) Agent's or any Lender's rights and remedies under the Agreement and the other Loan Documents.

                  "Maximum Amount" means, as of any date of determination, an amount equal to the Commitment of all Lenders as of that date.

                  "Minimum Amount" means $10,000,000 for each month during the first year after the Closing Date and $12,500,000 for each month thereafter.

                  "Multiemployer Plan" means a "multiemployer plan" as defined in Section 3(37) or 4001(a)(3) of ERISA, and to which Servicer or any ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

                  "Net Borrowing Availability" means as of any date of determination, the lesser of (i) the Maximum Amount and (ii) the Borrowing Base, in each case less the Revolving Loan then outstanding.

                  "Net Worth" means, with respect to Borrower as of any date of determination, the applicable Liquidation Values of its Accounts, minus the sum of (a) reserves applicable thereto, and (b) all of Borrower's liabilities (including accrued and deferred income taxes, but excluding that portion of the Revolving Loan in the amount of $320,000 used to pay closing fees and expenses), all as determined in accordance with GAAP.

                  "Non-Funding Lender" has the meaning ascribed to it in Section 9.9(a)(ii).

                  "Notice of Revolving Credit Advance" has the meaning ascribed to it in Section 1.1(a).

                  "Obligations" means all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by Borrower to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against Borrower in bankruptcy, whether or not allowed in such case of proceeding), Fees, Charges, expenses, attorneys' fees and any other sum chargeable to Borrower under the Agreement or any of the other Loan Documents.

                  "Overadvance" has the meaning ascribed to it in Section 1.1(a)(iii).

                  "Pension Plan" means a Plan described in Section 3(2) of ERISA.

                  "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

                  "Plan" means, at any time, an "employee benefit plan," as defined in Section 3(3) of ERISA, that Borrower or Servicer or an ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by Borrower or Servicer.

                  "Pro Formas" means (i) the unaudited consolidated balance sheet of Servicer and (ii) the unaudited balance sheet of Borrower, in each case, as of July 31, 1999 after giving pro forma effect to the Related Transactions.

                  "Pro Rata Share" means with respect to all matters relating to any Lender the percentage obtained by dividing (i) (a) the Commitment of that Lender by (ii) the aggregate Commitments of all Lenders and (b) on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Revolving Loan held by that Lender, by (ii) the outstanding principal balance of the Revolving Loan held by all Lenders.

                  "Proceeds" means "proceeds," as such term is defined in the Code and, in any event, shall include (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Borrower from time to time with respect to any of the Collateral, (b) any recoveries by Borrower against third parties with respect to any litigation or dispute concerning any of the Collateral, (c) dividends, interest and distributions with respect to Investment Property, (d) all collections on the Accounts from Account Debtors and all payments made to Borrower under the Converted Account Sales Agreement and Forward Purchase Agreements and (e) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral, upon disposition or otherwise.

                  "Projections" means Borrower's and Servicer's forecasted consolidated: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all consistent with the historical Financial Statements of Borrower, together with appropriate supporting details and a statement of underlying assumptions.

                  "Qualified Assignee" means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies; and (ii) in addition to the criteria set forth in the foregoing clause (i), any such Assignee shall be a Person which has and maintains a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody's and which, through its applicable lending office, is capable of lending to Borrowers without the imposition of any withholding or similar taxes; provided that (A) no creditor of Servicer or its Affiliates, (B) no Person determined by Agent to be acting in the capacity of a vulture fund or distressed debt purchaser and (C) no competitor of Servicer shall be a Qualified Assignee.

                  "Qualified Plan" means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

                  "Related Transactions" means the initial borrowing under the Revolving Loan on the Closing Date, the contribution of Eligible Accounts to the capital of Borrower on the Closing Date, the sale of Eligible Accounts to Borrower on the Closing Date, entering into the initial

                  Forward Purchase Agreement, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

                  "Related Transactions Documents" means the Loan Documents, the Account Purchase Agreement between Borrower and Servicer, the initial Forward Purchase Agreement and the Converted Accounts Sale Agreement.

                  "Requisite Lenders" means Lenders having (a) more than sixty-six and two-thirds percent (66 2/3%) of the Commitments of all Lenders, or
(b) if the Commitments have been terminated, more than sixty-six and two-thirds percent (66 2/3%) of the aggregate outstanding amount of the Revolving Loan.

                  "Reserves" means, with respect to the Borrowing Base of Borrower such reserves against Eligible Accounts or Borrowing Availability of Borrower that Agent may, in its reasonable credit judgment, establish from time to time.

                  "Restricted Payment" means, with respect to Borrower (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; provided that dividends in an aggregate amount not to exceed the aggregate unpaid purchase price of Accounts previously purchased by Borrower from The Credit Store, Inc. shall not constitute Restricted Payments so long as no Event of Default has occurred or will result after giving effect to the payment of any such dividend; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of Borrower's Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of Borrower now or hereafter outstanding; (d) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of Borrower's Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (e) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of Borrower other than payment of compensation in the ordinary course to stockholders who are employees of Borrower; and (f) any payment of management fees (or other fees of a similar nature) by Borrower to any Stockholder of Borrower or its Affiliates.

                  "Retiree Welfare Plan" means, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

                  "Revolving Credit Advance" has the meaning ascribed to it in
Section 1.1(a)(i).


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                  "Revolving Loan" means, at any time, the sum of the aggregate amount of Revolving Credit Advances outstanding to Borrower.

                  "Revolving Note" has the meaning ascribed to it in Section 1.1(a)(ii).

                  "Security Agreement" means the Security Agreement of even date herewith entered into by and among Agent, on behalf of itself and Lenders, and Borrower, as such agreement may be amended, modified or supplemented from time to time in accordance with its terms.

                  "Seller Note" shall have the meaning ascribed to it in Section 1.4.

                  "Servicer" means The Credit Store, Inc., a Delaware corporation, or any replacement servicer appointed by Agent pursuant to Annex B.

                  "Servicing Fee" means 25% of collections on Unconverted Accounts from Account Debtors.

                  "Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

                  "Stock" means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

                  "Stockholder" means, with respect to any Person, each holder of Stock of such Person.

                  "Subsidiary" means, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting


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power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of fifty percent (50%) or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner.

                  "Taxes" means taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Agent or a Lender.

                  "Termination Date" means the date on which (a) the Loans have been indefeasibly repaid in full, (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged, and (c) Borrower shall not have any further right to borrow any monies under the Agreement.

                  "Third Party Interactives" means all Persons with whom Servicer exchanges data electronically in the ordinary course of business, including, without limitation, customers, suppliers, third-party vendors, subcontractors, processors-converters, shippers and warehousemen.

                  "Title IV Plan" means a Pension Plan which is subject to Title IV of ERISA.

                  "Unfunded Pension Liability" means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five (5) years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by Servicer or any ERISA Affiliate as a result of such transaction.

                  "Unconverted Accounts" means all Accounts other than Converted Accounts.

                  "Welfare Plan" means a Plan described in Section 3(1) of ERISA.

                  "Year 2000 Date-Sensitive System/Component" means, as to any Person, any system software, network software, applications software, data base, computer file, embedded microchip, firmware or hardware that accepts, creates, manipulates, sorts, sequences, calculates, compares or outputs calendar-related data accurately; such systems and components shall include, without limitation, mainframe computers, file server/client systems, computer workstations, routers, hubs, other network-related hardware, and other computer-related


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


software, firmware or hardware and information processing and delivery systems of any kind and telecommunications systems and other communications processors, security systems, alarms, elevators and HVAC systems.

                  "Year 2000 Problems" means, with respect to Servicer, limitations on the capacity or readiness of Servicer's Year 2000 Date-Sensitive Systems/Components to accurately accept, create, manipulate, sort, sequence, calculate, compare or output calendar date information with respect to calendar year 1999 or any subsequent calendar year beginning on or after January 1, 2000 (including leap year computations), including, without limitation, exchanges of information among Year 2000 Date-Sensitive Systems/Components of Servicer and exchanges of information among Borrower or Servicer and Year 2000 Date-Sensitive Systems/Components of Third Party Interactives and functionality of peripheral interfaces, firmware and embedded microchips.

                  Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth in Annex G. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code as in effect in the State of Illinois to the extent the same are used or defined therein. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words "herein," "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

                  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation"; the word "or" is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of Borrower or Servicer, such words are intended to signify that Borrower or Servicer has actual knowledge or awareness of a particular fact or circumstance or that Borrower or Servicer, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.


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